EXHIBIT 99.1

DESCRIPTION

This description of Québec is dated as of June 5, 2008 and appears as Exhibit 99.1 to Québec’s Annual Report on Form 18-K to

the U.S. Securities and Exchange Commission for the fiscal year ended

March 31, 2008.

The delivery of this document at any time does not imply that the information is correct as of any time subsequent to its date. This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Foreign Exchange

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2004	2005	2006	2007	2008(1)

United States Dollar	$ 1.3015	$ 1.2116	$ 1.1341	$ 1.0748	$ 1.0053
Japanese Yen	0.0120	0.0110	0.0098	0.0091	0.0096
Swiss Franc	1.0473	0.9746	0.9050	0.8946	0.9563
Pound Sterling	2.3842	2.2067	2.0886	2.1487	1.9867
New Zealand Dollar	0.8636	0.8542	0.7368	0.7892	0.7914
Mexican Pesos	0.1154	0.1112	0.1041	0.0983	0.0942
Australian Dollar	0.9582	0.9243	0.8543	0.8982	0.9240
Euro	1.6169	1.5090	1.4237	1.4691	1.5339
Hong Kong Dollar	0.1671	0.1557	0.1460	0.1377	0.1290

(1)  Monthly average through the end of May 2008.

Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. “Fiscal 2008” and “2007-2008” refer to the fiscal year ended March 31, 2008, and, unless otherwise indicated, “2007” means the calendar year ended December 31, 2007. “Fiscal 2009” and “2008-2009” refer to the fiscal year that will end on March 31, 2009. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

Summary

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy

	2003	2004	2005	2006	2007
	(dollar amounts in millions)

GDP at current market prices	$250,752	$262,890	$272,672	$282,841	$298,157
% change – GDP in chained 2002 dollars (1)	1.2%	2.6%	2.0%	1.7%	2.4%
Personal income	$208,203	$217,779	$225,798	$235,779	$249,407
Capital expenditures	$43,485	$49,767	$49,470	$51,809	$56,355
International exports of goods	$64,191	$68,478	$71,005	$73,196	$69,833
Population at July 1 (in thousands)	7,495	7,549	7,598	7,651	7,701
Unemployment rate	9.1%	8.5%	8.3%	8.0%	7.2%
Consumer Price Index - % change	2.5%	2.0%	2.3%	1.7%	1.6%
Average exchange rate (US$ per CA$)	0.71	0.77	0.83	0.88	0.93

Consolidated Financial Transactions (2)
	Fiscal year ending March 31

	2005	2006	2007	Preliminary Results 2008	Budget Forecast 2009 (2)
	(dollar amounts in millions)

Consolidated Revenue Fund:
Own-source revenue	$44,381	$45,743	$49,685	$49,295	$48,917
Federal transfers (3)	9,229	9,969	11,015	13,625	14,063

Total revenue	53,610	55,712	60,700	62,920	62,980

Program spending	(47,656)	(49,229)	(51,796)	(54,635)	(56,948)
Debt service	(6,853)	(6,875)	(7,000)	(7,003)	(6,907)

Total expenditure	(54,509)	(56,104)	(58,796)	(61,638)	(63,855)
Contingency reserve	—	—	—	—	(200)
Net results of Consolidated Revenue Fund	(899)	(392)	1,904	1,282	(1,075)
Net results of consolidated entities	235	429	89	(162)	447

Surplus for the purposes of the public accounts	(664)	37	1,993	1,120	(628)
Deposits in the Generations Fund	—	—	(584)	(603)	(742)
Budgetary reserve (4)	—	—	(1,300)	(517)	1,370

Consolidated budgetary balance for the purposes of the Balanced Budget Act	(664)	37	109	0	0
Deposit of dedicated revenues in the Generations Fund (5)	—	—	584	403	742

Consolidated budgetary balance (6)	(664)	37	693	403	742
Consolidated non-budgetary requirements	246	(246)	(3,519)	(1,355)	(1,494)

Consolidated net financial requirements	$(418)	$(209)	$(2,826)	$(952)	$(752)

Funded Debt of Public Sector
	As of March 31
	Unadjusted 2004(7)	Unadjusted 2005(7)	Unadjusted 2006(7)	2007	Preliminary Results 2008
	(dollar amounts in millions)(8)

Government Funded Debt
Borrowings – Government	$72,411	$77,923	$81,995	$107,819	$110,921
Borrowings – to finance Government Enterprises	3,202	3,234	2,646	31	25
Borrowings – to finance Municipal Bodies (9)	2,802	2,799	2,604
Government Guaranteed Debt (10)	40,013	40,600	41,947	32,674	32,409
Municipal Sector Debt	14,317	14,239	15,669	16,409	17,321
Other Institutions	5,136	4,696	4,040	3,362	2,854

Public Sector Funded Debt (11)	$137,881	$143,491	$148,901	$160,295	$163,530

Per capita ($)	$18,396	$19,008	$19,597	$20,951	$21,235
As a percentage of (12)
GDP	55.0%	54.6%	54.6%	56.7%	54.8%
Personal income	66.2%	65.9%	65.9%	68.0%	65.6%

(1)	Adjusted for the effects of inflation in the currency from year to year.
(2)

The categories set forth reflect the presentation of the 2008-2009 Budget. The figures for Fiscal 2004, 2005 and 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007. Under the 2006-2007 accounting reform, the health and social services and education networks were incorporated into the Government reporting entity and the Government’s accounting policies have been changed to comply with Canadian generally accepted accounting principles (GAAP) applicable to the public sector. The impact of the accounting reform on the results for Fiscal 2008 was to reduce surplus for the purposes of the public accounts by $853 million.

(3)	Federal transfers are presented on a cash basis until Fiscal 2005 and on an accrual basis thereafter.
(4)	A negative amount indicates an allocation to the reserve and a positive amount, a use of the reserve.
(5)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the Consolidated Revenue Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the monies accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(6)

The Consolidated budgetary balance for Fiscal 2005 includes a budgetary surplus of $9 million before a provision of $673 million for pay equity charged to program spending. With this provision, which covers the period from November 21, 2001 to March 31, 2005, the budgetary deficit amounts to $664 million.

(7)

The figures for Fiscal 2004, 2005 and 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity.

(8)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(9)	Following the accounting reform implemented in Fiscal 2007, the Borrowings – to finance Municipal Bodies are reclassified in the Borrowings – Government.
(10)	Represents mainly the debt of Hydro-Québec.
(11)	Includes debt covered by the Government’s commitments. See “ Public Sector Debt - Government’s Commitments”.
(12)	Percentages are based upon the prior calendar year’s GDP and Personal income.

QUÉBEC

- AIRPORT
- ALUMINUM
- CHEMICALS
- ELECTRICITY
- ELECTRONICS
- FOREST PRODUCTS
- MINERAL MINES
- TOURISM
- TRANSPORTATION EQUIPMENT

Kilometres
0
100
200
N
QUÉBEC
HUDSON BAY
JAMES BAY
UNGAVA BAY
Katinniq
Complexe La Grande
1
2
3
4
Churchill Falls
Fermont
Réservoir Manicouagan
Chibougamau
Havre - Saint-Pierre
Sept-Îles
Port-Cartier
Baie-Comeau
Amos
Saint-Félicien
Gaspé
Matane
Saguenay
Rouyn-Noranda
Val d'Or
La Tuque
Québec
La Pocatière
Trois-Rivières
See Details Below
Bécancour
Gatineau
Windsor
Bromont
ONTARIO
UNITED STATES
NEW BRUNSWICK
PRINCE EDWARD ISLAND
GULF OF ST. LAWRENCE
NEWFOUNDLAND AND LABRADOR
NOVA SCOTIA
ATLANTIC OCEAN

Mirabel
Varennes
MONTRÉAL
Longueuil
Vaudreuil - Dorion
Beauharnois

CANADA
Québec
UNITED STATES OF AMERICA
MEXICO

Québec

Overview

Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (7.7 million, representing 23.3% of the population of Canada, as of January 2008).

Québec has a modern, developed economy, in which the service sector contributed 73.2%, the manufacturing industry 18.8%, the construction industry 5.8% and the primary sector 2.2% of real GDP at basic prices in chained 2002 dollars in 2007. The leading manufacturing industries in Québec are primary metal products (including aluminum smelting), transportation equipment products (including aircraft and motor vehicles and associated parts), food products, petroleum and coal products, chemical products, paper products and fabricated metal products. Québec also has significant hydroelectric resources, generating 31% of the electricity produced in Canada in 2007.

Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Montréal is also Canada’s largest port, situated on the St. Lawrence River, which provides access to the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 95% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each provincial government has exclusive authority to raise revenue for provincial purposes through direct taxation within its territorial limits. Each provincial government also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, to regulate all other matters of a purely local or private nature in its province, and to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defense, naturalization and aliens, postal services, navigation and shipping, and bills of exchange, interest and bankruptcy.

The Constitution Act, 1982 (the “Constitution Act”), enacted by the parliament of the United Kingdom, provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the “National Assembly”) and the government of Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

Since 1982, the federal and provincial governments have attempted to remedy this situation by signing two constitutional accords, neither of which was ratified. The first, signed in 1987 but not ratified by the legislative assemblies of two provinces, included a proposal to recognize Québec as a distinct society within Canada. The second, dated 1992, which was also signed by the federal territories and the national associations of native peoples, was rejected by a majority of voters in six provinces, including Québec.

On September 7, 1995, the Government, then formed by the Parti Québécois, which has as one of its principal objectives the sovereignty of Québec, presented a Bill entitled An Act respecting the future of Québec in the National Assembly. This act included, among other things, provisions authorizing the National Assembly to proclaim the sovereignty of Québec following a formal offer to the Government of Canada of a treaty of economic and political partnership. This act was to be enacted only after a favorable vote in a referendum. Such a referendum was held on October 30, 1995. The result was 49.4% in favor of this act and 50.6% against.

In 1996, the federal government, by way of a reference to the Supreme Court of Canada (the “Supreme Court”), asked the court to determine the legal position, both under Canadian constitutional law and public international law, of a unilateral secession of Québec from Canada. The reference before the Supreme Court was heard without Québec’s participation in the hearing. On August 20, 1998, the Supreme Court decided, among other things, that under the Constitution, Québec may not secede unilaterally from Canada without negotiation with the other participants in the Canadian Confederation within the existing constitutional framework; Québec does not have the right under international law to secede unilaterally from Canada; nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of the desire to pursue secession would confer legitimacy on demands for secession, and place an obligation on the other provinces and the federal government to acknowledge and respect that expression of democratic will by entering into negotiations and conducting these negotiations in accordance with constitutional principles, including federalism, democracy, constitutionalism, the rule of law, and the protection of minorities; and Québec would have to negotiate in accordance with these constitutional principles. The Supreme Court recognized, however, that should Québec, having negotiated in conformity with constitutional principles and values, face unreasonable intransigence on the part of other participants at the federal or provincial level, Québec would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiation process.

The Québec Liberal Party, a federalist party, won the general election in April 2003 and formed the Government. It was re-elected as a minority government in March 2007. With regard to the constitutional issue, the Québec Liberal Party pursues a policy that emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces, and on promoting intergovernmental cooperation.

Government

Legislative power in Québec is exercised by the Parliament of Québec, which is comprised of the Lieutenant-Governor, who is appointed by the Governor General in Council of Canada, and the National Assembly. The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

Executive power in Québec is vested in the Lieutenant-Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.

The current National Assembly consists of 48 members of the Québec Liberal Party, 41 members of the Action Démocratique du Québec and 36 members of the Parti Québécois. Members are elected for a term of five years, subject to earlier dissolution of the National Assembly by the Lieutenant-Governor upon the recommendation of the Prime Minister or following the Government’s defeat on a vote of no confidence. The mandate of the current Government extends through the next election, which must be called no later than March 2012.

Native Peoples

Since the implementation of the 1975 James Bay and Northern Québec Agreement (the “Agreement”) with the Crees, the Naskapis and the Inuits, Québec has been negotiating with representatives of various other native groups for the settlement of their land claims over the territories covered by the Agreement. Negotiations to resolve these issues are currently underway with the Innus and Atikamekw nations. Under the Civil Code of Québec enacted on January 1, 1994, these rights of action could be extinguished by a ten-year legal prescription. On December 30, 2003, representatives of the Innus, Atikamekw and Algonquin nations (the “Plaintiffs”) filed seven legal actions against, amongst others, the Attorney-General of Canada and the Attorney-General of Québec seeking a judicial recognition of their aboriginal rights and title over certain areas of land in Québec that are partially covered by the Agreement, thus interrupting the impending legal prescription of their claims. Plaintiffs allege that their ancestral rights and title over these territories were not extinguished by the Agreement and seek damages and compensation for the unlawful use and exploitation of these lands in an aggregate amount of approximately $3 billion (subject to further increase by the Plaintiffs). The Plaintiffs also seek various orders including rendering of accounts and revenue sharing from the use and management of the lands, notably in respect of the hydro-electric facilities and the forestry operations located on these lands.

Since January 2004, in order to allow for a negotiated settlement of this issue, the Government has signed agreements with respect to four of the seven legal actions whereby the Government agreed to extend the legal prescription for another ten-year period in exchange for the withdrawal of these claims. As for the three remaining claims, agreements have been reached to suspend the Innu community of Uashat’s claim through May 2009 and to suspend the Opitciwan Atikamekw’s action until April 26, 2009. Accordingly, the only claim pending before the courts with respect to the territory covered by the Agreement is the one instituted in 2003 by the Innu nation of Betsiamites (the “Betsiamites”) in the case Betsiamites v. Attorney General of Québec and Attorney General of Canada (“Betsiamites II”), which is further detailed below.

The Betsiamites currently have three active lawsuits involving damages against the Attorney General of Québec. In the first case, instituted in 1998 (Pessamit v. A.G. of Québec, A.G. Canada and Hydro-Québec, or “Betsiamites I”), the Betsiamites are seeking a declaratory judgment awarding them damages, recognizing their aboriginal title and ancestral rights over their traditional territory in the North Shore region (excluding lands covered by the Agreement) and condemning Québec to pay $500 million for damages caused by the construction of a number of hydro-electric facilities. They are also seeking that Hydro-Québec be ordered to remit to them part of the revenues earned from the electrical power generated by these facilities. In January 2000, this action was suspended. On November 17, 2006, the Betsiamites amended their action, raising their claim from $500 million to $10.8 billion in damages for breach of ancestral rights and loss of revenue, which they claim has been illegally collected by the Crown. They are also claiming that Hydro-Québec should make ongoing payments of $657 million per year as compensation.

In the Betsiamites II case, initiated in December 2003, the Betsiamites are asking the Court that certain provisions of the federal and Québec laws implementing the Agreement be declared void, on the grounds that these laws breached their ancestral rights and unilaterally extinguished these rights on the territory covered by the Agreement. This is the only case that is still pending before the courts relating to the territory covered by the Agreement. In this case, the Betsiamites are claiming full enjoyment of their ancestral rights over this territory and $75 million in damages for loss of such enjoyment since the signature of the Agreement. In a subsidiary claim, they are seeking $250 million in compensation in the event the court rules that their rights were extinguished by the said federal and provincial laws.

In the third case, instituted in December 2005 (Betsiamites v. A.G. of Québec, A.G. of Canada and 27 forest companies, or “Betsiamites III”), the Betsiamites filed a petition covering the part of their traditional territory (50,000 km2 out of 138,000 km2) that has been developed by the forest industry since the mid-19th century. This new petition involves all of the forest companies that are parties to at least one timber supply and forest management agreement (“TSFMA”) on the traditional territory of the Betsiamites. The Betsiamites are seeking declaratory rulings to the effect that they hold title and ancestral rights over their traditional territory, that forest development of this territory was authorized illegally, that the Government did not and does not have the right to collect revenue from this development and that the Forest Act cannot be applied to the traditional territory of the Betsiamites. Accordingly, they are claiming $1 billion in damages against the Attorney General of Québec and the Attorney General of Canada for loss of enjoyment of their ancestral rights and $2 billion against the Attorney General of Québec for loss of their right to develop the forest resource themselves. On September 30, 2006, the Betsiamites amended their petition and added a demand that the Attorney General of Québec and a forest company, Kruger, be condemned to pay $50 million in damages for their logging activities on the Île René-Levasseur.

In summary, the Attorney General of Québec is currently party to three pending suits for damages before the courts in which the Betsiamites claim a total compensation of approximately $14 billion for various alleged breaches regarding hydro-electricity (Betsiamites I: $11 billion), on the territory covered by the Agreement (Betsiamites II: $75 million in the principal ruling and $250 million in the subsidiary ruling), and regarding forestry (Betsiamites III: $3.1 billion). These three cases are at various stages of progress and should be resolved either through negotiation or rulings by the courts.

Economy

Economic Developments in 2007

Canada.  Gross domestic product (“GDP”) adjusted for inflation in chained 2002 dollars (“real GDP”), as published in the National Economic Accounts on May 30, 2008, increased at a rate of 2.7% in 2007, compared with a rate of 3.1% in 2006. This growth was mainly attributable to consumer spending and non-residential investment. Final domestic demand increased by 4.2% in 2007, compared to 4.8% in 2006. International exports increased by 1.0% in volume and by 1.8% in value in 2007 compared with increases of 0.6% and 0.7%, respectively, in 2006. International imports increased by 5.5% in volume and by 3.1% in value in 2007 compared with increases of 4.6% and 4.1%, respectively, in 2006.

Real consumer spending increased by 4.5% in 2007, compared to a 4.3% increase in 2006. Non-residential investment increased by 3.5% in 2007, due in particular to a 7.1% increase in machinery and equipment. Residential investment increased by 3.0% in 2007, due in part to a 0.4% increase in housing starts. Government investment increased by 7.8% in 2007. Government expenditure on goods and services increased by 3.7% in 2007.

The Consumer Price Index (“CPI”) increased by 2.2% in 2007. Overall employment rose 2.3% in 2007, while the unemployment rate decreased to 6.0% from 6.3% in 2006.

Québec.  Real GDP growth as published in the Provincial Economic Accounts on April 28, 2008 was 2.4% in 2007, compared to 1.7% in 2006. Final domestic demand increased by 4.7% in real terms, compared to 3.0% in 2006. Real consumer spending increased by 4.6% in 2007, compared to an increase of 3.0% in 2006. The value of non-residential investment increased by 8.6% in 2007, with a 16.5% increase in the public sector and a 6.3% increase in the private sector. The value of residential investment increased by 9.1% in 2007. International exports increased by 0.9% in volume and by 1.1% in value in 2007, compared with increases of 1.7% and 3.6%, respectively, in 2006. International imports increased by 7.2% in volume and by 4.9% in value in 2007, compared with increases of 4.3% and 4.7%, respectively, in 2006.

The CPI increased by 1.6% in 2007. Overall employment rose 2.3% in 2007, while the unemployment rate decreased to 7.2% from 8.0% in 2006.

Table 1

Main Economic Indicators of Québec (1)
	2003	2004	2005	2006	2007	Compound Annual Rate of Growth 2002-2007

	(dollar amounts in millions, except for per capita amounts)
GDP
At current market prices	$250,752	$262,890	$272,672	$282,841	$298,157
	3.9%	4.8%	3.7%	3.7%	5.4%	4.3%

In chained 2002 dollars	$244,422	$250,673	$255,638	$259,895	$266,104
	1.2%	2.6%	2.0%	1.7%	2.4%	2.0%

Per capita	$32,613	$33,206	$33,645	$33,969	$34,555
	0.6%	1.8%	1.3%	1.0%	1.7%	1.3%

Personal income	$208,203	$217,779	$225,798	$235,779	$249,407
	4.4%	4.6%	3.7%	4.4%	5.8%	4.6%

Per capita	$27,780	$28,849	$29,718	$30,817	$32,387
	3.7%	3.8%	3.0%	3.7%	5.1%	3.9%

Capital expenditures	$43,485	$49,767	$49,470	$51,809	$56,355
	6.7%	14.4%	-0.6%	4.7%	8.8%	6.7%

Value of manufacturers’ shipments	$133,832	$135,824	$141,391	$147,316	$150,505
	0.2%	1.5%	4.1%	4.2%	2.2%	2.4%

Retail trade	$75,326	$78,518	$82,533	$86,709	$90,663
	4.5%	4.2%	5.1%	5.1%	4.6%	4.7%

	(in thousands of persons)
Population (at July 1)	7,495	7,549	7,598	7,651	7,701
	0.7%	0.7%	0.6%	0.7%	0.7%	0.7%

Labor force	3,993	4,024	4,053	4,094	4,150
	2.2%	0.8%	0.7%	1.0%	1.4%	1.2%

Employment	3,629	3,681	3,717	3,765	3,852
	1.6%	1.4%	1.0%	1.3%	2.3%	1.5%

Unemployment rate (level in percentage)	9.1%	8.5%	8.3%	8.0%	7.2%

	(2002 = 100)
CPI	102.5	104.5	106.9	108.7	110.4
	2.5%	2.0%	2.3%	1.7%	1.6%	2.0%

(1)    Unless otherwise indicated, percentages are percentage changes from the previous year.

Source: Statistics Canada.

Economic Structure

In 2007, Québec accounted for 20.3% of Canada’s real GDP. The service sector accounted for 73.2% of Québec’s real GDP, compared with 24.6% for the secondary sector and 2.2% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2007, the value of exports (including to other Canadian provinces) represented 52% of Québec’s GDP.

The following table shows the contribution of each sector to real GDP, which includes net taxes (taxes less subsidies) paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

Table 2

Real Gross Domestic Product by Sector at Basic Prices in Chained 2002 Dollars(1)
					% of Total 2006			% of Total 2007
	2003	2004	2005	2006	Québec	Canada	2007	Québec	Canada
	(dollar amounts in millions)
Primary Sector:

Agriculture, forestry, fishing and hunting	$4,164	$4,637	$4,652	$4,478	1.9%	2.3%	$4,369	1.8%	2.2%
Mining and oil and gas extraction	1,297	1,095	916	936	0.4	4.8	1,108	0.4	4.8
	5,461	5,732	5,568	5,414	2.3	7.1	5,477	2.2	7.0
Secondary Sector:
Manufacturing	45,993	45,858	46,762	46,490	19.2	15.7	46,879	18.8	15.1
Construction	11,709	12,870	12,704	13,166	5.4	6.2	14,359	5.8	6.3
	57,703	58,727	59,466	59,656	24.6	21.9	61,238	24.6	21.4
Service Sector:
Community, business and personal services	58,043	59,643	60,948	62,179	25.7	23.9	63,485	25.6	23.9
Finance, insurance and real estate	37,126	38,865	40,005	41,100	17.0	19.3	42,362	17.1	19.6
Wholesale and retail trade	25,533	26,707	27,796	29,262	12.1	11.5	30,596	12.3	11.8
Governmental services	14,753	14,958	15,020	15,169	6.2	5.6	15,255	6.1	5.5
Transportation and warehousing	9,712	10,099	10,388	10,610	4.4	4.6	10,745	4.3	4.6
Other utility services	9,651	9,296	9,649	9,602	3.9	2.5	9,944	4.0	2.6
Information and cultural services	8,811	8,850	9,036	9,298	3.8	3.6	9,530	3.8	3.6
	163,641	168,364	172,691	177,067	73.1	71.0	181,827	73.2	71.6
Real GDP	$226,805	$232,823	$237,725	$242,137	100.0%	100.0%	$248,542	100.0%	100.0%

(1)	North American Industrial Classification System (NAICS) in chained 2002 dollars. For the chained 2002 dollars, the aggregate amounts are not equal to the sums of their components.

Source: Statistics Canada.

Primary Sector. In 2007, the primary sector, which includes agriculture, forestry, fishing and hunting, and mining and oil and gas extraction, contributed 2.2% of real GDP and accounted for 2.6% of employment in Québec. Québec’s forests, covering 1,140,000 square kilometers or 440,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced approximately 1.1 billion cubic feet of timber in 2007, generating revenue of $2 billion from sales to domestic and foreign customers.

In mining and oil and gas extraction, which represented 20% of the primary sector in 2007, production is concentrated mainly in iron ore, nickel, gold, stone, cement, zinc and copper. In 2007, the value of mineral production amounted to $5.5 billion.

Secondary Sector. In 2007, the secondary sector, which consists of the manufacturing and construction industries, contributed 24.6% of real GDP and accounted for 19.2% of employment in Québec. In terms of real GDP, the construction industry recorded a 9.1% increase in 2007 over 2006, due in part to a 1.4% increase in housing starts. Real GDP in manufacturing increased by 0.8% in 2007, despite a 6.6% employment decrease in that industry. The manufacturing industries that were most affected are primary textile and textile products (-15.0% in real GDP and -11.3% in employment), clothing (-14.3% in real GDP and -13.8% in employment), wood products (-6.1% in real GDP and - 1.1% in employment) and paper products (5.9% in real GDP and -2.1% in employment). The total value of manufacturers’ shipments increased by 2.2% to $150.5 billion in 2007, representing 25% of total Canadian shipments. The value of shipments of primary metals increased by 5.7% in 2007, due to strong world demand. Durable goods accounted for 54% of manufacturers’ shipments and 55% of manufacturing employment. The leading manufacturing industries in Québec are primary metal products (including aluminum smelting), transportation equipment products (including aircraft and motor vehicles and associated parts), food products, petroleum and coal products, chemical products, paper products and fabricated metal products. As a result of its competitive advantage in low-cost electricity production, Québec is one of the world’s leading producers of aluminum.

Table 3

Value of Manufacturers’ Shipments (1)
	2003	2004	2005	2006	% of Total 2006	2007	% of Total 2007
	(dollar amounts in millions)
Primary metals	$13,060	$15,259	$15,956	$21,650	14.7%	$22,880	15.2%
Transportation equipment	14,658	14,202	16,253	16,731	11.4	17,320	11.5
Food	15,360	15,077	14,596	15,446	10.5	16,812	11.2
Petroleum and coal	8,064	9,926	13,414	14,008	9.5	14,569	9.7
Chemicals	9,027	9,241	10,189	11,571	7.9	11,400	7.5
Paper	10,655	10,658	10,562	10,899	7.4	10,180	6.7
Fabricated metals	6,868	7,052	7,305	7,378	5.0	8,258	5.5
Wood	8,847	9,562	8,552	7,846	5.3	7,205	4.8
Plastics and rubber	6,257	6,179	6,711	7,036	4.8	6,444	4.3
Machinery	5,333	5,367	5,406	5,428	3.7	6,005	4.0
Computers and electronics	6,669	6,535	6,548	5,303	3.6	4,653	3.1
Furniture and related products	4,194	4,050	3,978	3,779	2.6	4,043	2.7
Other	24,840	22,717	21,921	20,241	13.7	20,736	13.8

	$133,832	$135,824	$141,391	$147,316	100.0%	$150,505	100.0%

(1)	North American Industrial Classification System (NAICS).

Source: Statistics Canada.

Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, transportation and warehousing, other utility services and information and cultural services. In 2007, the service sector contributed 73.2% of real GDP and accounted for 78.2% of employment in Québec.

In terms of real GDP, increases in the service sector in 2007 occurred in wholesale and retail trade (4.6%), other utility services (3.6%), finance, insurance and real estate (3.1%), information and cultural services (2.5%), community, business and personal services (2.1%), transportation and warehousing (1.3%) and governmental services (0.6%).

Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Water transportation is provided mainly through the St. Lawrence River Seaway. Approximately 25% of all international tonnage handled in Canadian ports in 2005 (the most recent year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

The financial sector includes large Canadian and foreign financial institutions, Québec’s cooperative institutions and Government financial intermediary enterprises and fiduciary agencies (particularly the Caisse de dépôt et placement du Québec).

Capital Expenditures. In 2007, the value of capital expenditures by the private and public sectors increased by 8.8% in Québec. Total capital expenditures increased as a result of a 9.1% increase in residential investment and an 8.6% increase in non-residential investment. Non-residential investment increased by 16.5% in the public sector and 4.1% in the private sector.

The increase in non-residential investment resulted in large part from increases in transportation and warehousing (36.9%), mining and oil and gas extraction (33.1%), governmental, educational, health and social services (17.7%), information, cultural and other utilities (12.1%), construction (7.7%) and wholesale and retail trade (6.3%). These increases were partially offset by decreases in manufacturing (-10.0%), business services, accommodation and other services (-2.0%), finance, insurance and real estate operators (-0.3%) and agriculture, forestry, fishing and hunting (-0.3%).

Table 4

Private and Public Sectors Capital Expenditures in Québec (1)
	2003	2004	2005	2006	% of Total 2006	2007	% of Total 2007
	(dollar amounts in millions)
Non-residential Investment:
Governmental, educational, health and social services	$6,436	$6,959	$7,735	$8,076	15.6%	$9,508	16.9%
Finance, insurance and real estate operators	4,788	6,170	5,969	7,203	13.9	7,179	12.7
Information, cultural and other utilities	4,607	5,977	5,787	5,478	10.6	6,144	10.9
Manufacturing	5,081	4,713	4,124	4,047	7.8	3,642	6.5
Transportation and warehousing	1,549	1,821	1,808	1,994	3.8	2,729	4.8
Wholesale and retail trade	2,247	2,351	2,384	2,480	4.8	2,637	4.7
Business services, accommodation and other services	2,221	2,103	2,065	2,068	4.0	2,027	3.6
Mining and oil and gas extraction	534	635	724	984	1.9	1,310	2.3
Construction	945	1,086	1,104	1,136	2.2	1,223	2.2
Agriculture, forestry, fishing and hunting	768	716	692	678	1.3	676	1.2

	$29,176	$32,531	$32,392	$34,144	65.9%	$37,075	65.8%
Residential Investment	14,309	17,236	17,078	17,665	34.1	19,280	34.2

	$43,485	$49,767	$49,470	$51,809	100.0%	$56,355	100.0%

Private sector	$33,422	$38,553	$37,464	$39,372	76.0%	$41,872	74.3%
Public sector	10,063	11,214	12,006	12,437	24.0	14,483	25.7

	$43,485	$49,767	$49,470	$51,809	100.0%	$56,355	100.0%

(1)     North American Industrial Classification System (NAICS).

Source: Statistics Canada.

Exports and Imports.  In 2007, Québec’s exports of goods and services totaled $153.5 billion of which $96.4 billion (62.8%) were international exports and $57.1 billion (37.2%) were inter-provincial exports. Québec’s international exports represented 18.0% of Canada’s total exports. Québec’s imports of goods and services totaled $166.1 billion of which $105.8 billion (63.7%) were international imports and $60.3 billion (36.3%) were inter-provincial imports. Québec’s international imports represented 21.0% of Canada’s total imports. In 2007, Québec’s external sector (as defined under the Provincial Economic Accounts of Statistics Canada) registered an overall deficit of $12.6 billion, a net result of a deficit of $9.4 billion on international trade and a deficit of $3.2 billion on inter-provincial trade. In 2006, Québec registered an overall deficit of $7.8 billion, a net result of a deficit of $5.5 billion on international trade and a deficit of $2.3 billion on inter-provincial trade. The deficit in 2007 reflects mainly the impact of a strong Canadian dollar on international trade and a surge in oil prices. A strong Canadian dollar resulted in lower Canadian dollar prices for export goods that are normally traded in U.S. dollars, which put downward pressure on the value of exports. The value of imports was boosted by a strong domestic economy and a surge in oil prices. Imports, excluding crude oil, were also stimulated by a decline in Canadian dollar prices of imports resulting from a strong Canadian dollar.

International exports of goods originating from Québec, calculated by the Institut de la statistique du Québec from data on Canada’s total exports of goods, were $69.9 billion for 2007, compared with $73.2 billion for 2006, representing a decrease of 4.6%. In 2007, decreases occurred in the value of exports of electronic products (-36.8%), lumber and wood products (-24.0%), motor vehicles and associated parts (-22.5%), copper and alloys (-18.7%), newsprint and printing paper (-13.7%) and tools and other equipment (-1.4%). These decreases were partially offset by increases in the value of exports of scientific equipment (10.6%), chemical products (7.7%), aircraft and associated parts (4.6%), machinery (3.0%) and aluminum and alloys (2.0%).

The United States is Québec’s principal international export market, accounting for 75% of the international exports of goods in 2007.

Table 5

Québec’s International Exports of Goods
	2003	2004	2005	2006	% of Total 2006	2007	% of Total 2007
	(dollar amounts in millions)

Aircraft and associated parts	$10,858	$9,370	$9,560	$9,029	12.3%	$9,447	13.5%
Aluminum and alloys	5,196	5,258	5,888	7,880	10.8	8,034	11.5
Newsprint and printing paper	3,652	3,839	4,055	4,107	5.6	3,543	5.1
Chemical products	1,855	2,605	2,897	3,059	4.2	3,294	4.7
Machinery	2,073	2,293	2,484	2,533	3.5	2,609	3.7
Electronic products	4,355	4,905	4,894	3,904	5.3	2,468	3.5
Lumber and wood products	3,178	3,991	3,615	3,064	4.2	2,328	3.3
Copper and alloys	632	1,188	1,504	2,812	3.8	2,286	3.3
Tools and other equipment	2,283	2,327	2,265	2,122	2.9	2,093	3.0
Scientific equipment	1,037	1,194	1,354	1,675	2.3	1,852	2.6
Motor vehicles and associated parts	1,921	1,953	2,091	2,341	3.2	1,814	2.6
Other goods	27,152	29,555	30,397	30,671	41.9	30,153	43.2

Total	$64,191	$68,478	$71,005	$73,196	100.0%	$69,921	100.0%

Source: Institut de la statistique du Québec.

Table 6

Québec’s International Imports of Goods
	2003	2004	2005	2006	% of Total 2006	2007	% of Total 2007
	(dollar amounts in millions)
Mineral fuels, mineral oils, bituminous substances and mineral waxes	$9,759	$11,207	$16,947	$18,296	22.7%	$18,061	22.4%
Motor vehicles, trailers, bicycles, motorcycles and other similar vehicles	10,366	10,356	10,672	11,294	14.0	11,781	14.6
Nuclear reactors, boilers, machinery and mechanical appliances	8,075	8,574	9,256	8,895	11.0	7,636	9.5
Electrical or electronic machinery and equipment	6,963	7,710	7,914	7,220	8.9	5,984	7.4
Aircraft and spacecraft	1,799	1,886	2,140	2,172	2.7	3,885	4.8
Pharmaceutical products	2,586	2,170	2,266	2,706	3.3	2,137	2.6
Inorganic chemicals and compounds of precious metals and radioactive elements	1,262	1,287	1,569	1,961	2.4	1,994	2.5
Pearls, precious stones or metals, coins and jewelry	477	1,061	723	1,333	1.7	1,826	2.3
Optical, medical, photographic, scientific and technical instrumentation	1,699	1,769	1,602	1,662	2.1	1,752	2.2
Plastics and articles thereof	1,419	1,543	1,675	1,718	2.1	1,738	2.1
Organic chemicals (including vitamins, alkaloids and antibiotics)	1,344	1,555	1,583	1,397	1.7	1,439	1.8
Other goods	18,132	19,938	20,865	22,103	27.4	22,479	27.8

Total	$63,881	$69,056	$77,212	$80,757	100.0%	$80,712	100.0%

Source: Institut de la statistique du Québec.

Table 7

Selected Trade Indicators for Québec
	2003	2004	2005	2006	2007
		(millions of dollars unless otherwise indicated)

Exports of Goods and Services	$134,973	$140,812	$146,132	$151,930	$153,539
Exports to other countries	84,807	89,427	91,978	95,300	96,393
Exports of goods to other countries	72,327	77,189	79,603	82,860	84,088
Exports of services to other countries	12,480	12,238	12,375	12,440	12,305
Exports to other provinces	50,166	51,385	54,154	56,630	57,146
Exports of goods to other provinces	31,432	31,662	33,237	34,603	34,035
Exports of services to other provinces	18,734	19,723	20,917	22,027	23,111

Ratio of Exports to Nominal GDP	53.8%	53.6%	53.6%	53.7%	51.5%

Imports of Goods and Services	$136,985	$145,252	$153,503	$159,737	$166,101
Imports from other countries	84,296	89,871	96,289	100,818	105,767
Imports of goods from other countries	73,012	78,320	84,453	88,586	92,823
Imports of services from other countries	11,284	11,551	11,836	12,232	12,944
Imports from other provinces	52,689	55,381	57,214	58,919	60,334
Imports of goods from other provinces	30,583	32,378	33,187	33,286	32,867
Imports of services from other provinces	22,106	23,003	24,027	25,633	27,467

Sources: Statistics Canada

Labor Force. In 2007, the labor force was estimated at 4.2 million persons, an increase of 1.4% from 2006. The labor force participation rate for 2007 was estimated at 65.7% in Québec, compared with 67.6% in Canada. Total employment increased by 2.3% in 2007 in Québec, the same increase as in Canada. The unemployment rate in Québec decreased from 8.0% in 2006 to 7.2% in 2007, compared with a decrease from 6.3% to 6.0% in Canada for the same period.

Energy. Of the total energy consumed in Québec in 2005 (the most recent year for which information is available), energy derived from electricity accounted for 39.5%, oil for 39.3%, natural gas for 11.6%, biomass for 8.7 % and coal for 0.9%.

Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2007, more than 96 % of all electricity produced in Québec was from hydroelectric installations. More than 43,900 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers and the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2007, 12.0 % was exported to the United States and to other Canadian provinces, compared with 9.0 % in 2006.

Free Trade Agreements

Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”), which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including the energy sector. The FTA provides for a binding binational review of domestic determinations in antidumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”), which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico. In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by January 1, 2005 (Free Trade Area of the Americas or “FTAA”). Although the January 1, 2005 deadline was not met, parties to the negotiations of the FTAA have reaffirmed their commitment to pursue such negotiations in the future. Canada has also entered into bilateral free trade agreements in 1997 with Chile and Israel, in 2000 with Costa Rica, in 2007 with Norway, Switzerland, Iceland and Liechtenstein and in 2008 with Peru.

Softwood Dispute.  In April 2001, a coalition of American lumber producers and various labor unions filed a petition with the U.S. Department of Commerce (“DoC”) and the U.S. International Trade Commission (“ITC”) alleging that softwood lumber imports from Canada were subsidized by the federal and provincial governments. As a result, in early 2002, the DoC and the ITC established countervailing duties (“CVD”) and antidumping duties (“AD”) on softwood lumber imports. The Government and the federal government have consistently denied these allegations, and the federal government and the Canadian lumber industry challenged the U.S. measures under NAFTA and WTO agreements. A NAFTA panel and a WTO panel have issued various rulings in connection with these challenges, to which DoC and ITC have responded. Over this period, the rates of CVD and AD have changed several times, and the combined rates have varied from 10.8% to 27.22%. On December 6, 2005, as a result of an administrative review, the combined rate dropped to 10.8%, representing a CVD rate of 8.7% and an AD rate of 2.1%. The U.S. government and Canada subsequently entered into a Softwood Lumber Agreement that came into effect on October 12, 2006 (“SLA”).

Under the terms of the SLA, Canadian lumber exports from provinces covered by the dispute are subject to an export charge only (Option A) or an export charge plus volume restraint (Option B) if the prevailing monthly price of lumber (as defined in the SLA) drops below US$355 per thousand board feet. The total volume of permitted exports, which takes into account anticipated demand in the United States, is allocated to the concerned provinces. Provincial quotas are calculated on the basis of the share of lumber exports over the period from April 1, 2001 to December 31, 2005.

Québec’s choice of Option B involves:

•	no charge and no volume restraint, if the price of lumber is over US$355;

•	a 2.5 % export charge and Québec’s volume cannot exceed a share of 34% of Expected U.S. Consumption for the month, if the price of lumber is between US$336 and US$355;

•	a 3 % export charge and Québec’s volume cannot exceed a share of 32% of Expected U.S. Consumption for the month, if the price of lumber is between US$316 and US$335;

•	a 5 % export charge and Québec’s volume cannot exceed a share of 30% of Expected U.S. Consumption for the month, if the price of lumber is US$315 or below.

Since July 2006, the reference price index (Random Lengths Framing Lumber Composite) has been below US$315.

•

The United States revoked retroactively AD and CVD duties for Softwood Lumber products from Canada as of May 22, 2002. Following the revocation, duties collected of US$ 5.6 billion were refunded to Canada.

However, under a mechanism agreed in the SLA, US$1.0 billion was returned to the United States to be spent as follows:

— US$500 million to go to the members of the U.S. Coalition for Fair Lumber Imports;

— US$450 million to be spent in the United States on jointly agreed Canada-United States initiatives; and

— US$50 million will go to an initiative benefiting the North American lumber market.

Unless terminated by either party after two years, the SLA is to remain in force for 7 years and may be renewed for an additional 2 year period.

On March 30, 2007, the United States requested formal consultations under the dispute settlement mechanism of SLA. These consultations cover several matters including Canada’s application of export charges and volume restraints as well as certain federal and provincial assistance programs to the lumber industry.

Following these consultations, in accordance with the dispute resolution mechanism of the SLA, the United States initiated arbitration proceedings in the London Court of International Arbitration (“LCIA”) on August 13, 2007. The United States alleged Canada’s breach of the SLA due to its failure to: (1) adequately calculate the export measures based on the adjusted expected U.S. consumption of lumber; and (2) impose the agreed-upon export measures beginning in January 2007. In its decision of March 3, 2008, the LCIA concluded that Canada did not breach the SLA with respect to the calculation of the export measures, but did breach the SLA by failing to impose such export measures as of January 1, 2007. The remedial phase relating to the March 3, 2008 decision is scheduled to run from May 29, 2008 to a final Hearing on September 22-24, 2008.

In addition, the United States also alleged that Canada, through its provincial governments of Québec and Ontario, has breached the SLA by providing grants and other benefits that circumvent Canada’s commitments under the SLA. In particular, Québec’s Forest Management Measures program and $425 Million Forest Sector Financing Envelope are alleged to violate the SLA’s anti-circumvention provision. On February 18, 2008, Canada denied that it violated any provisions of the SLA and stated that such financing envelope is part of Investment Québec’s loan and loan guarantee programs used by all sectors of the Québec economy and has been in operation for over 20 years. A final hearing on this dispute is scheduled from December 9 to December 13, 2008. A final award is expected in the first half of 2009.

Government Finances

Financial Administration

The Minister of Finance is responsible for the general administration of the Government’s finances. The Financial Administration Act, the Balanced Budget Act and the Act to establish a budgetary surplus reserve fund govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration.

Since January 2007, the Minister of Finance also manages the Generations Fund. This fund was established in June 2006 pursuant to the Act to reduce the debt and establish the Generations Fund, in order to reduce the Government’s debt burden.

The Conseil exécutif issues Orders in Council that authorize the Minister of Finance to enter into financial contracts, including those related to borrowings by the Government. The Conseil du trésor determines the accounting policies.

The accounts of the Government are kept on a modified accrual basis. The fiscal year of the Government ends March 31. The Auditor General is responsible for the auditing of the consolidated financial statements of the Government and reporting annually to the National Assembly. In his report included in the Public Accounts attached as Exhibit 99.8 of the 18-K/A dated December 19, 2007, the Auditor General stated that he conducted his audit of the consolidated financial statements of the Government for the year ending March 31, 2007 in accordance with Canadian generally accepted auditing standards, except for certain limitations mentioned in such report.

All revenues and monies over which the Parliament has power of appropriation form the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated entities are published at the beginning of each fiscal year.

In 2007, the Government undertook a major reform of its accounting policies in order to fully comply with Canadian generally accepted accounting principles (GAAP) applicable to the public sector. In this regard, the Government’s reporting entity includes, as of April 1, 2006, the financial results of public health and social services institutions, school boards and CEGEPs (Collège d’enseignement général et professionnel), as well as the Université du Québec and its branches. Consolidated entities are thus presented in three separate groups: the non-budget-funded bodies and special funds, the health and social services and education networks, and the Generations Fund.

Transactions are classified as “budgetary”, “non-budgetary” or “financing”:

•	budgetary transactions include:

With respect to the Consolidated Revenue Fund:

–	revenue consisting of taxes, duties and permits, net results from Government enterprises[1], transfers from the federal government and miscellaneous sources; and

–	expenditure consisting of operating expenditures for goods and services which include, among other things, transfer payments, remuneration and debt service.

With respect to consolidated entities2:

–

the net result of their self-generated revenues less their expenditures offset by transfers from the Consolidated Revenue Fund, except for the entities of the health and social services and education networks which are included on the basis of the modified equity method.

•

non-budgetary transactions include changes in the balances of investments, loans and advances made by the Government, particularly to its own enterprises, changes in net fixed assets made by the Government, changes in net investments in the health and social services and education networks, changes in the retirement plans liability and changes in other accounts.

•

financing transactions include changes in cash position, changes in net borrowings, changes in the retirement plans sinking fund and funds dedicated to employee’s future benefits and changes in the Generations Fund.

The Balanced Budget Act is designed to ensure that over time and on a cumulative basis the Government maintains budgetary balance. Any sum that exceeds the budgetary balance or surplus objectives determined by the Act (an “overrun”) by less than

[1]

Government enterprises are separate legal entities that have the authority to enter into contracts in their own name and to act before the courts. Their main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity.

[2]

Consolidated entities are those entities required to report to the National Assembly for the management of their operations and for the use of their financial resources. They include non-budget-funded bodies and special funds that pursue objectives complementary to governmental programs but exclude Government enterprises. They include also the vast majority of organizations of the Government’s health and social services and education networks and the Generations Fund. From an administrative and accounting point of view, consolidated entities are under the direct control of the Government and form entities distinct from the Consolidated Revenue Fund.

$1 billion in a fiscal year must be offset by the Government in the next fiscal year. If an overrun exceeding $1 billion stems from any of the exceptional circumstances defined in the Act, the Government may exceed the deficit objective for more than one year, but must offset the overrun over a maximum period of five years. If the Government achieves an accumulated surplus, it may then incur overruns to the extent of that accumulated surplus. However, if the Government is operating under an offsetting financial plan, it must apply any surplus to offset any already recorded or anticipated overruns.

Under the Act to establish a budgetary surplus reserve fund, a surplus may be appropriated to a budgetary reserve fund that may be used for capital projects or projects of defined duration or for other projects approved by the Government for a public interest purpose. The amounts paid into the reserve remain under full Government control.

For Fiscal 2005, a deficit of $664 million was incurred. Notwithstanding the overruns in Fiscal 2005, the Government remains in compliance with the Balanced Budget Act as a result of the accumulated surpluses achieved through the end of Fiscal 2004. The consolidated budgetary balance for the purposes of the Balanced Budget Act was a surplus of $37 million in Fiscal 2006, and a surplus of $109 million in Fiscal 2007. The 2008-2009 Budget provides for a balanced budget to be maintained in the preliminary results for Fiscal 2008 and in the forecast for Fiscal 2009.

The following table summarizes the consolidated financial transactions of the Government for the three years ended March 31, 2007, the preliminary results for Fiscal 2008 and the budget forecast for Fiscal 2009.

Table 8

Summary of Consolidated Financial Transactions (1)
	Year ending March 31
	2005	2006	2007	Preliminary Results 2008	Budget Forecast 2009 (1)
	(dollar amounts in millions)
Budgetary transactions of the Consolidated Revenue Fund
Own-source revenue	$44,381	$45,743	$49,685	$49,295	$48,917
Federal transfers (2)	9,229	9,969	11,015	13,625	14,063

Total revenue	53,610	55,712	60,700	62,920	62,980

Program spending	(47,656)	(49,229)	(51,796)	(54,635)	(56,948)
Debt service	(6,853)	(6,875)	(7,000)	(7,003)	(6,907)

Total expenditure	(54,509)	(56,104)	(58,796)	(61,638)	(63,855)
Contingency reserve	—	—	—	—	(200)
Net results of Consolidated Revenue Fund	(899)	(392)	1,904	1,282	(1,075)
Net results of consolidated entities	235	429	89	(162)	447

Surplus for the purposes of the public accounts	(664)	37	1,993	1,120	(628)
Deposits in the Generations Fund	—	—	(584)	(603)	(742)
Budgetary reserve (3)	—	—	(1,300)	(517)	1,370

Consolidated budgetary balance for the purposes of the Balanced Budget Act	(664)	37	109	0	0
Deposit of dedicated revenues in the Generations Fund(4)	—	—	584	403	742

Consolidated budgetary balance (5)	(664)	37	693	403	742

Consolidated non-budgetary transactions
Investments, loans and advances	(979)	(1,182)	(2,180)	(2,794)	(400)
Fixed assets	(1,083)	(1,166)	(1,219)	(1,390)	(1,954)
Net investments in the networks	—	—	(1,002)	(544)	(1,030)
Retirement plans	2,134	2,310	2,559	2,451	2,398
Other accounts (6)	174	(208)	(1,677)	922	(508)

Consolidated non-budgetary requirements	246	(246)	(3,519)	(1,355)	(1,494)

Consolidated net financial requirements	$(418)	$(209)	$(2,826)	$(952)	$(752)

Consolidated financing transactions
Change in cash position (7)	(831)	49	(3,285)	4,082	1,987
Net borrowings (8)	5,378	4,390	11,143	2,367	5,390
Retirement plans’ sinking fund (9) and funds dedicated to employee’s future benefits (10)	(4,129)	(4,230)	(4,448)	(4,894)	(5,883)
Generations Fund (4)	—	—	(584)	(603)	(742)

Total consolidated financing transactions	$418	$209	$2,826	$952	$752

(1)

The categories set forth reflect the presentation of the 2008-2009 Budget. The results for Fiscal 2005 and 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007. Under the 2006-2007 accounting reform, the health and social services and education networks were incorporated into the Government reporting entity and the Government’s accounting policies have been changed to comply with Canadian generally accepted accounting principles (GAAP) applicable to the public sector. The impact of the accounting reform on the results for Fiscal 2008 was to reduce surplus for the purposes of the public accounts by $853 million.

(2)	Federal transfers are presented on a cash basis until Fiscal 2005 and on an accrual basis thereafter.
(3)	A negative amount indicates an allocation to the reserve and a positive amount, a use of the reserve.
(4)

The Generations Fund was created in June 2006 by the adoption of the Act to reduce the debt and establish the Generations Fund and is a separate entity from the Consolidated Revenue Fund. This law establishes the fund as a permanent tool for reducing the debt burden. In addition, it stipulates that the monies accumulated in the Generations Fund are dedicated exclusively to repaying the debt.

(5)

The Consolidated budgetary balance for Fiscal 2005 includes a budgetary surplus of $9 million before a provision of $673 million for pay equity charged to program spending. With this provision, which covers the period from November 21, 2001 to March 31, 2005, the budgetary deficit amounts to $664 million.

(6)	Reflects notably year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.
(7)	A positive number indicates a net decrease in cash.
(8)

Represents mainly new borrowings of $12,404 million, $11,569 million, $17,967 million, $8,565 million and $11,951 million for each of Fiscal 2005 through 2009, respectively, less repayment of borrowings.

(9)

This sinking fund receives amounts to be used to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans. (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

(10)	These funds receive amounts used to cover employee’s future benefits (accumulated sick leave and surviving spouse’s pensions) payable to the Government’s employees.

2007-2008 Preliminary Results

Preliminary results for the Government’s financial transactions in Fiscal 2008 indicate that a balanced budget was achieved.

The revenue of the Consolidated Revenue Fund for Fiscal 2008 is expected to be $1,793 million higher than forecasted in the 2007-2008 Budget. Excluding Government enterprises, the upward adjustment to own-source revenue amounts to $912 million. This adjustment reflects mainly the higher-than-expected revenue from personal income tax and corporate taxes and revenue from consumption taxes. The profits of Government enterprises were revised upward by $430 million, notably because of the additional profits of $381 million earned by Hydro-Québec, which were generated for the most part by growth in electricity sales. For federal transfers, the $451 million increase is due to two main factors: first, the value of the special Québec abatement was revised downward because of the reduction in federal personal income tax. It should be noted that the value of the special Québec abatement (16.5% of basic federal personal income tax collected in Québec) reduces, by an equivalent amount, Québec’s revenues derived from federal transfers; second, transfers to Québec for health, post-secondary education and other social programs were adjusted upward due to the impact of the most recent economic and fiscal data on the value of tax points, which affects the allocation of these transfers among the provinces. Expenditure of the Consolidated Revenue Fund was revised upward by $481 million compared with the forecasts of the 2007-2008 Budget. The level of program spending (expenditures excluding debt service) set for Fiscal 2008 was revised upward by $722 million. This increase is mainly due to the increase of $203 million in additional spending for health and social services, $191 million to reflect the impact of the new actuarial valuations of the retirement plans, $121 million to finance the forestry fund and $85 million in the allowance for doubtful accounts regarding tax collection. The debt service was revised downward by $241 million primarily because of the appreciation of the Canadian dollar in relation to other currencies.

The net results of non-budget-funded bodies and special funds amount to $10 million, a decrease of $20 million compared with the results forecast in the 2007-2008 Budget.

The net results of the health and social services and education networks for Fiscal 2008 show a deficit of $575 million.

Deposits in the Generations Fund for Fiscal 2008, including the additional deposit of $200 million from the budgetary reserve, are expected to total $603 million, a decrease of $50 million compared with the results forecast in the 2007-2008 Budget.

Overall, the 2006-2007 accounting reform had a positive financial impact of $89 million in Fiscal 2007. In Fiscal 2008, the accounting reform reduced surplus for the purposes of the public accounts by $853 million, of which $375 million was from the consolidation of the health and social services and education networks and $290 million was from the accrual accounting for tax receipts.

2008-2009 Budget

The Government’s financial framework is based on maintaining of a balanced budget, as required by the Balanced Budget Act. The Government expects net financial requirements of $752 million in 2008-2009. The net financial requirements of non-budget-funded bodies and special funds amount to $3,094 million while net financial surpluses are budgeted to be $1,600 million for the Consolidated Revenue Fund and $742 million for the Generations Fund.

In 2008-2009, total revenue of the Consolidated Revenue Fund is budgeted at $62,980 million, an increase of 0.1% compared with the preliminary results for 2007-2008. Excluding Government enterprises, own-source revenue is budgeted at $44,292 million, a 0.1% growth compared with 2007-2008. For personal income tax, the most important source of revenue, a slight decrease of 0.4% is expected. The progression in income subject to tax will be more than offset by the $950 million tax reduction that has been in effect since January 1, 2008, but also by the impact of the fiscal measures announced in the 2008-2009 Budget. The profits of Government enterprises are budgeted at $4,625 million, a decrease of 8.5%, which can be attributed mainly to a decrease in Hydro-Quebec’s profits from the exceptional level realized in 2007-2008. Nearly 78% of total revenue comes from own-source revenue. Federal transfers are expected to increase by 3.2% ($14,063 million) in 2008-2009.

The Government’s expenditure is expected to total $63,855 million in Fiscal 2009, 3.6% higher than the preliminary results of Fiscal 2008. Program spending will increase by 4.2% to $56,948 million. The growth in program spending is allocated mainly to the health and social services sector and the education sector. The ratio of the Government’s program spending to GDP is budgeted to be to 18.4% in 2008-2009. Consolidated Revenue Fund debt service is expected to decrease by 1.4% to $6,907 million due mainly to anticipated decline in interest rates. The portion of consolidated revenue allocated to total debt service is budgeted to represent 12.5% in 2008-2009, a decline from 13.3% in 2003-2004.

The consolidated entities are budgeted to provide net results of $447 million in 2008-2009, an increase of $609 million compared with net results recorded in 2007-2008, due mainly to a better financial situation of the health and social services and education networks.

The projections in the 2008-2009 Budget reflect the following assumptions regarding the economy of Québec for 2008.

Table 9

Economic Assumptions included in the 2008-2009 Budget for the Year 2008

Percentage Change over 2007
GDP:
At current market prices	3.2
In chained 2002 dollars	1.5
Personal income	3.1
Business non-residential capital expenditures (2002 prices)	7.4
International exports (2002 prices)	(0.6)
Consumer expenditures	4.3
Labor force	1.0
Employment	1.2

Average Rate

Unemployment rate	7.0

Source:	Ministère des Finances du Québec.
Note:	Economic assumptions, such as those included in the table above in this report and in all amendments to this report, are developed by Québec for and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Consolidated Revenue Fund Revenue

The following table shows own-source revenue and federal transfers by source for the Consolidated Revenue Fund.

Table 10

Consolidated Revenue Fund Revenue
	Year ending March 31
	2005	2006	2007	Preliminary Results 2008	Budget Forecast 2009	% of Total 2009
	(dollar amounts in millions)
Income and property taxes
Personal income tax	$16,324	$16,449	$18,480	$18,277	$18,200	28.9
Contributions to the Health Services Fund	4,874	5,047	5,052	5,423	5,594	8.9
Corporate taxes	4,253	4,786	4,779	4,804	4,591	7.3

	25,451	26,282	28,311	28,504	28,385	45.1
Consumption taxes
Retail sales	9,241	9,614	9,873	10,473	10,769	17.1
Fuel	1,711	1,657	1,678	1,690	1,704	2.7
Tobacco	901	752	678	641	623	1.0
Alcoholic beverages	403	415	422	435	448	0.7

	12,256	12,438	12,651	13,239	13,544	21.5
Duties and permits
Motor vehicles	713	725	741	758	767	1.2
Natural resources	238	210	135	79	(37)	(0.1)
Other	209	203	179	189	188	0.3

	1,160	1,138	1,055	1,026	918	1.4
Miscellaneous
Sales of goods and services	371	383	396	394	395	0.6
Interest	355	463	565	588	578	0.9
Fines, forfeitures and recoveries	442	485	479	489	472	0.8

	1,168	1,331	1,440	1,471	1,445	2.3
Revenue from Government enterprises (1)
Société des alcools du Québec	546	657	710	745	785	1.2
Loto-Québec	1,511	1,537	1,391	1,358	1,295	2.1
Hydro-Québec	2,140	2,323	4,043	2,926	2,500	4.0
Other	149	37	84	26	45	0.1

	4,346	4,554	6,228	5,055	4,625	7.4

Total own-source revenue	44,381	45,743	49,685	49,295	48,917	77.7

Federal transfers (2)
Equalization	5,221	4,798	5,539	7,160	8,028	12.7
Health transfers	2,422	3,185	3,649	3,923	3,833	6.1
Transfers for post-secondary education and other social programs	926	1,034	1,070	1,516	1,320	2.1
Other programs	660	952	757	1,026	882	1.4

Total federal transfers	9,229	9,969	11,015	13,625	14,063	22.3

Total revenue	$53,610	$55,712	$60,700	$62,920	$62,980	100.0%

(1)

Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $3,406 million, $3,320 million, $4,442 million and $4,198 million for each of Fiscal 2005 through 2008, respectively, and are budgeted to be $4,039 million for Fiscal 2009.

(2)	Federal transfers are presented on a cash basis until Fiscal 2005 and on an accrual basis thereafter.

Taxes. The Government and the federal government share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging from 16% to 24% in three brackets.

In Québec, businesses are subject to a tax on profits, a tax on payroll and a tax on capital. A tax rate of 11.4% is applied to the profits of corporations. To partially fund the elimination of the tax on capital, which is described below, the general tax rate on large companies will be set at 11.9% starting in 2009. However, since June 1, 2007, the rate has been 11.9% for financial institutions and oil companies. Small and medium-size enterprises (SME) are taxed at a reduced rate of 8% on the first $400,000 of profits.

The May 24, 2007 budget announced a plan for the elimination of the tax on capital for all companies as of January 1, 2011. The tax on capital is 0.36% for 2008 (0.49% in 2007). The rate will be reduced gradually on January 1 of each year. It will be 0.24% in 2009, 0.12% in 2010 and 0% as of 2011. The rate applicable to financial institutions is double the general rate and will be reduced in the same proportions. The basic exemption on paid-up capital applicable to SMEs remains at $1 million. A partial exemption applies for companies whose paid-up capital is greater than $1 million but less than $4 million. Moreover, the 2008-2009 Budget announced the immediate elimination of the tax on capital for manufacturers.

To further encourage investments in the manufacturing sector, other measures have been introduced by Québec in the 2008-2009 Budget. These include an investment tax credit of 5% for businesses that invest in manufacturing and processing equipment before January 1, 2016.

To further stimulate productivity of manufacturing businesses in resource-based regions, the Government is raising the rate of the investment tax credit from 5% to 20%, 30% or 40%, depending on the remoteness of the resource-based region. Moreover, in order to provide businesses in the resource-based regions with a sufficient period to adjust their business strategy, the refundable tax credits granted on wages paid by businesses in the resource-based regions will be extended by one year to expire in 2010. Considering the initiatives taken since 2003-2004, the tax burden on businesses as a whole will be reduced by $1.7 billion by 2011-2012.

To stimulate investments in innovative activities and improve productivity of businesses through the acquisition of new information technologies (IT), the 2008-2009 Budget introduced a new refundable tax credit for the development of e-businesses. This tax credit represents 30% of the salary of employees working in high-value-added activities in the e-business sector. The maximum amount allocated is $20,000 per year per employee. This tax credit will expire in December 2015.

In addition to the various measures previously announced, Québec’s corporate tax system provides incentives for the development of the new economy, such as tax credits for scientific research and experimental development activities.

A payroll tax is applied to finance the Health Services Fund. The tax rate is 2.7% for payrolls under $1 million. The rate increases proportionally from 2.7% to 4.26% for payrolls between $1 million and $5 million. For payrolls over $5 million, the tax rate is 4.26%.

The Quebec Sales Tax (“QST”) is a multi-stage value-added tax that applies uniformly at each stage of the production and marketing of goods and services. A mechanism provides refunds of the tax paid on inputs at various stages of production in order to avoid double taxation. For large businesses, refunds of QST are not allowed on energy (unless used to produce movable property), telecommunications, road vehicles, fuel and meals and entertainment. The QST rate is 7.5%.

On June 30, 2003, the Grand Chief of the Assembly of First Nations of Québec and Labrador filed a motion in the Québec Superior Court for authorization to file a class action on behalf of all status Indians (except for James Bay Crees) who have paid Québec fuel tax since July 1, 1973 (the date on which this tax came into force) on purchases of fuel on a reserve in Québec. The Court authorized this class action in May 2007 but the class action has not been filed yet. Québec fuel tax legislation requires status Indians to pay the fuel tax embedded in the price of fuel at the pump but allows them to claim a rebate of the tax paid from the Québec Ministry of Revenue. The class action alleges that many status Indians failed to file a rebate claim for the fuel tax they paid and that the rebate system is not valid as the tax should not have been paid in the first place in view of the federal Indian Act, which exempts from taxes the property of a status Indian when it is located on a reserve. The amounts the class action could potentially involve have not yet been ascertained. The Grand Chief of the Assembly of First Nations of Québec and Labrador, and the Minister responsible for Aboriginal Affairs have publicly indicated their preference for a negotiated settlement of this issue.

Federal Transfers. Equalization revenues amount to more than half of the federal transfers. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without having to impose unduly high taxation. In its March 2007 budget, the federal government announced a thorough reform of the equalization program on the basis of the recommendations made by the Expert Panel on Equalization and Territorial Formula Financing.

The federal government contributes to the financing of provincial health programs by means of the Canada Health Transfer (“CHT”) and post-secondary education and other social programs by means of the Canada Social Transfer (“CST”).

Since 2007-2008, the CST is allocated on a purely per capita basis. The prior formula, which has been replaced, took into account the value of the tax points transferred to the provinces in 1977.

To implement this change without penalizing any province, the federal government decided to increase the cash transfers to the two provinces (Ontario and Alberta) that received less than the others because of the higher value of their tax points. Thus, Québec’s federal transfer revenues were not affected negatively by this change.

The federal government has undertaken to do the same thing for the CHT as of 2014-2015, once the health agreement signed by the First Ministers in September 2004 expires, also without penalizing any province.

In its March 2007 budget, the federal government also announced, for Canada as a whole, an increase in the CST of $1,050 million in 2008-2009, including $800 million for post-secondary education and $250 million for day-care centers. The federal government also announced that the CST for the provinces would be indexed by 3% per year as of 2009-2010. The CHT for the provinces is currently indexed by 6% per year.

Other federal transfers generally represent cost-sharing agreements for different provincial programs that relate to, among other things, the labor market, immigration and education.

Consolidated Revenue Fund Expenditure

The following table shows program spending and debt service (by mission) for the Consolidated Revenue Fund.

Table 11

Consolidated Revenue Fund Expenditure

	Year ending March 31
	2005	2006	2007	Preliminary Results 2008	Budget Forecast 2009	% of Total 2009
	(dollar amounts in millions)
Economy and Environment:
Transports	$1,634	$1,776	$1,953	$2,118	$2,345	3.7
Affaires municipales et Régions	856	950	999	1,033	1,030	1.6
Emploi et Solidarité sociale	804	803	839	814	914	1.4
Développement économique, Innovation et Exportation	543	689	519	761	790	1.2
Agriculture, Pêcheries et Alimentation	661	658	694	719	703	1.1
Other	857	893	950	1,126	1,089	1.7

	5,355	5,769	5,954	6,571	6,871	10.7

Education and Culture:
Éducation, Loisir et Sport	11,220	11,567	11,900	12,598	13,208	20.7
Teachers Pension Plan	654	714	738	773	776	1.2
Culture, Communications et Condition féminine	526	536	593	623	638	1.0
Other	120	115	124	111	270	0.4

	12,520	12,932	13,355	14,105	14,892	23.3

Health and Social Services:
Santé et Services sociaux (1)	15,346	15,817	16,783	17,934	18,682	29.3
Régie de l’assurance maladie du Québec (2)	5,236	5,346	5,670	6,149	6,719	10.5

	20,582	21,163	22,453	24,083	25,401	39.8

Support for Individuals and Families:
Emploi et Solidarité sociale	3,305	3,234	3,245	3,309	3,232	5.1
Famille et Aînés	1,515	1,604	1,718	1,841	1,942	3.0
Other	220	232	228	235	239	0.4

	5,040	5,070	5,191	5,385	5,413	8.5

Administration and Justice:
Sécurité publique	941	942	986	1,046	1,033	1.6
Revenu (3)	932	1,022	1,090	1,016	937	1.5
Affaires municipales et Régions	765	802	861	762	754	1.2
Justice	419	428	508	436	438	0.7
Pension and insurance plans	304	300	392	342	333	0.5
Other	798	801	1,006	889	1,115	1.7

	4,159	4,295	4,843	4,491	4,610	7.2

Anticipated lapsed appropriations	—	—	—	—	(150)	(0.2)
Deferred appropriations in 2009-2010	—	—	—	—	(89)	(0.1)

	—	—	—	—	(239)	(0.3)

Total program spending	47,656	49,229	51,796	54,635	56,948	89.2

Debt service:
Direct debt service	4,067	4,044	4,357	4,558	4,736	7.4
Interest ascribed to the retirement plans	2,786	2,831	2,643	2,445	2,171	3.4

Total debt service	6,853	6,875	7,000	7,003	6,907	10.8

Total expenditure	$54,509	$56,104	$58,796	$61,638	$63,855	100.0%

(1)	Includes the cost of benefits vested during the year for the retirement plans.
(2)	The Québec health insurance plan.
(3)	The department responsible for the administration of most tax laws and the collection of taxes in Québec.

Economy and Environment.  Spending is budgeted to increase by 4.6% for Fiscal 2009 compared to Fiscal 2008. The rise in spending is mainly attributable to an increase in the cost of debt service for the Road Network Preservation and Improvement Fund arising from, among other things, higher investments as stipulated in the Québec Infrastructures Plan.

Spending under the Transports program includes, in particular, the contribution to the financing of the Road Network Preservation and Improvement Fund, road infrastructure maintenance and assistance for the acquisition of capital assets for public transit.

The Affaires municipales et Régions program includes, in particular, spending relating to housing and for upgrades to infrastructures and urban renewal.

The programs under this mission also include funding for employment assistance measures and financial assistance measures, technical and financial support for economic development, research, innovation and exports, the development of organic-food businesses, training and food quality, as well as for financial risk management programs intended for farm businesses. A significant portion of the other programs in this category concern management of natural and wildlife resources, environmental protection and management of parks, promotion and development of tourism, and international affairs.

Education and Culture.  Spending is budgeted to increase by 5.6% for Fiscal 2009 compared to Fiscal 2008. This increase will enable, in particular, quality of services to be maintained and improved and will fund various growth factors of the education networks, particularly pay increases granted to network personnel, and ensure reinvestment in higher education in accordance with the Government’s commitment to allocate the increase in federal transfers to post-secondary education. The forecast spending for Fiscal 2008 for pre-school, elementary and secondary education and for higher education amounts to $7,755 million and $4,225 million, respectively.

Health and Social Services.  Spending is budgeted to increase by 5.5% for Fiscal 2009 compared to Fiscal 2008. The budgetary increase will be used, among other things, to fund pay increases granted to network personnel and health professionals, the effect of the cost of pay equity and the change in employer contributions to the retirement plans.

Support for Individuals and Families.  Spending is budgeted to increase by 0.5% for Fiscal 2009 compared to Fiscal 2008. Support programs include income security for low-income households, funding for child-care services and legal aid.

Administration and Justice.  Spending is budgeted to decrease by 2.6% for Fiscal 2009 compared to Fiscal 2008. These expenditures include civil protection and tax administration programs as well as compensation in lieu of taxes paid to municipalities regarding government buildings, those of the health and social services and the education networks, and those of foreign governments.

Debt Service.  Spending is budgeted to decrease by 1.4% for Fiscal 2009, compared to Fiscal 2008. The two components of this category are direct debt service and interest on the retirement plans account. The expected decline is attributable mainly to lower interest rates.

Government Employees and Collective Unions

In Fiscal 2009, budgeted expenditures for salaries and wages cover more than 408,000 full-time equivalent employees who are either civil servants or school or hospital employees (of which 6% are not subject to collective bargaining agreements). These budgeted expenditures amount to $31.6 billion in Fiscal 2009.

On June 30, 2003, most of the collective agreements of the Government’s employees as well as contracts with its non-unionized employees expired. On June 18, 2004, the Government tabled an offer with respect to salaries to all unions represented. This offer called for compensation to increase by 12.6% from Fiscal 2005 through Fiscal 2010, including any further compensation which might arise from changes to the pay equity plan, described below.

From June 18, 2004 until December 15, 2005, the Government negotiated with union representatives as to working conditions and salaries under the various collective bargaining agreements. On December 15, 2005, the National Assembly adopted the Act respecting the Working Conditions in the Public Sector, which sets the working conditions and salaries for most of the Government employees covered by yet unrenewed collective agreements. In accordance with the Government’s budgetary framework, the act provides for a salary increase of 2% annually for Fiscal 2007 through Fiscal 2010. In January 2006, certain unions representing Government employees petitioned the courts to invalidate the Act respecting the Working Conditions in the Public Sector. These unions are specifically challenging how the Government has imposed these working conditions. The motion is pending.

On January 9, 2004, the Superior Court of Québec invalidated Chapter IX of the Pay Equity Act, which exempted from the application of this act any pay relativity plan completed prior to November 21, 1996. This decision rendered inoperative the pay equity plan previously implemented by the Government for public sector employees. Following the Court’s decision, the Government has revised its pay equity plan retroactively to November 2001. Pursuant to an agreement reached on June 20, 2006 and the decision of the Pay Equity Commission to allow the pay equity corrections to be spread out over a period of seven years, the Government has already accounted for $1.9 billion to cover pay equity costs for Fiscal 2002 through Fiscal 2007. Also, wage expenditures for pay equity will gradually rise to $825 million by Fiscal 2010.

Consolidated Non-Budgetary Transactions

The following table shows the distribution of the consolidated non-budgetary transactions.

Table 12

Consolidated Non-Budgetary Transactions

	Year ending March 31
	2005	2006	2007	Preliminary Results 2008	Budget Forecast 2009
	(dollar amounts in millions)
Investments, loans and advances
Consolidated Revenue Fund
Government enterprises
Shares and investments	$77	$27	$(125)	$(10)	$(10)
Change in the equity value of investments (1)	(940)	(1,234)	(1,786)	(857)	(586)
Loans and advances	—	(45)	(42)	(94)	(68)

Total Government enterprises	(863)	(1,252)	(1,953)	(961)	(664)
Investment with the Caisse de dépôt et placement du Québec (2)	—	—	—	(1,100)	653
Other	71	(231)	(18)	(8)	(7)

	(792)	(1,483)	(1,971)	(2,069)	(18)
Consolidated entities	(187)	301	(209)	(725)	(382)

Total investments, loans and advances	(979)	(1,182)	(2,180)	(2,794)	(400)

Fixed assets
Consolidated Revenue Fund
Net investments	(178)	(160)	(188)	(349)	(382)
Depreciation	217	215	225	237	242

	39	55	37	(112)	(140)
Consolidated entities	(1,122)	(1,221)	(1,256)	(1,278)	(1,814)

Total fixed assets	(1,083)	(1,166)	(1,219)	(1,390)	(1,954)

Net investments in the networks
Annual deficit	—	—	219	575	150
Loans and advances to the networks	—	—	(1,221)	(1,119)	(1,180)

Total net investments in the networks	—	—	(1,002)	(544)	(1,030)

Retirement plans (3)
Contributions	5,412	5,827	6,031	6,354	6,470
Benefits and other payments	(3,278)	(3,517)	(3,503)	(3,904)	(4,053)
Employee future benefits	—	—	31	1	(19)

Total retirement plans	2,134	2,310	2,559	2,451	2,398

Other accounts
Consolidated Revenue Fund	56	(364)	(1,101)	365	(935)
Consolidated entities	118	156	(576)	557	427

Total other accounts	174	(208)	(1,677)	922	(508)

Total consolidated non-budgetary transactions	$246	$(246)	$(3,519)	$(1,355)	$(1,494)

(1)	Change in accumulated surpluses or deficits (i.e., change in net income (loss) after declared dividends to the Government).
(2)	Represents the deposit of the budgetary reserve fund.
(3) See	“Retirement Plans”.

Investments, Loans and Advances.  Investments, loans and advances represent capital contributions, loans or advances made to Government enterprises and agencies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Agencies”).

Fixed Assets.  The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

Retirement Plans.  Retirement plans include transactions relating to the public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 511,150 employees and other plans cover 10,713 employees as of December 31, 2006.

The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments that are the responsibility of the Government are a claim on, and are payable out of, the Consolidated Revenue Fund.

In Fiscal 1994, the Government created the retirement plans sinking fund (“RPSF”) managed by the Caisse de dépôt et placement du Québec, which consists of a cash reserve that may eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.

On December 19, 2001, several associations of executives participating in public and parapublic retirement plans filed a motion for a declaratory judgement asking the Québec Superior Court to declare that (i) the Government, in its financial statements, does not acknowledge the totality of its financial obligations as an employer pursuant to the Act respecting the Government and Public Employees Retirement Plan, (ii) the Government, in its financial statements, does not correctly record the amount of its financial commitments regarding the share of the cost of the RREGOP and that of the Pension Plan of Peace Officers in Correctional Services (Régime de retraite des agents de la paix en services correctionnels or “RRAPSC”), and (iii) the Government’s share of the cost in the funding of these plans creates a financial obligation for the Government as an employer, the value of which corresponds to the fund the Government would have accumulated had it paid its contributions since 1973 on the same basis used to determine the participants’ fund. On May 14, 2004, the petitioners amended this motion to withdraw the first two issues described above, retaining only the last issue.

On July 15, 2004, the Québec Superior Court rendered its decision on the motion for declaratory judgment concluding that (i) the Government adequately disclosed its financial commitments in accordance with the Guidelines of the Canadian Institute of Chartered Accountants regarding the share of the cost of the RREGOP, the RRPE and the RRAPSC, and (ii) the Government does not have an obligation, arising from the share of the cost of funding these plans, to apply the same actuarial basis as the one used to fund the participants’ pension account. The Court further concluded that, from the evidence adduced at bar, the pension patrimony of each participant did not suffer, at any time, any harm from the use of another actuarial basis. On August 13, 2004, the plaintiffs filed an appeal with the Québec Court of Appeal.

On April 7, 2006, various union organizations representing participants in the RREGOP filed a motion for a declaratory judgement with the Québec Superior Court to determine that (i) the RREGOP fund is constituted of the participants’ payroll contributions and contributions by the Government, (ii) the RREGOP fund constitutes a patrimony distinct from the Government, and (iii) the Government has a commitment in regards to the sharing of the cost of the RREGOP whose value corresponds to the fund it would have constituted had it paid its contributions since 1973 on the same bases as those used to determine the participants’ funds.

The appeal filed on August 13, 2004, regarding the first above-mentioned motion, will not be heard until the decision on the motion filed on April 7, 2006 is rendered. No decision has been rendered with respect to the April 2006 motion as of yet.

Table 13

Consolidated Non-Budgetary Transactions Relating to Retirement Plans

	Year ending March 31
	2005	2006	2007	Preliminary Results 2008	Budget Forecast 2009

	(dollar amounts in millions)
Cost of vested benefits (1), amortization and contributions	$1,698	$1,766	$1,948	$2,023	$2,035

Interest on the actuarial obligation (2)	3,714	4,061	4,083	4,331	4,435

Benefits, repayments and administrative expenses	(3,278)	(3,517)	(3,503)	(3,904)	(4,053)

Employee future benefits	—	—	31	1	(19)

Total retirement plans (3)	$2,134	$2,310	$2,559	$2,451	$2,398

(1)

The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE. For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result from the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(2)

Excludes impact of the income from the retirement plans sinking fund of $927 million, $1,230 million, $1,440 million and $1,885 million for each of Fiscal 2005 through 2008, respectively. The income for Fiscal 2009 is expected to be $2,264 million.

(3)

The retirement plans liability, excluding the retirement plans sinking fund estimated at $31.8 billion, is estimated at $62.2 billion for Fiscal 2008, consisting of $36.6 billion in respect of RREGOP and RRPE and $25.6 billion in respect of the other public sector plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of the Canadian Institute of Chartered Accountants (“CICA”) regarding the accounting of public sector pension plans.

Other Accounts.  The transactions related to other non-budgetary accounts reflect, notably, year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year, however, since they depend on the coordination of collection and disbursement transactions.

Table 14

Québec’s Financial Assets and Liabilities

	Fiscal year ending March 31
	2006	2007
	(dollar amounts in millions)

Financial Assets (1)	$ 39,998	$ 47,732
Liabilities (2)	$144,681	$169,923
Government Guaranteed Debt (3)	$ 32,674	$ 32,674

(1)

Financial assets include short-term investments, accounts receivable, inventories intended for sales, investment in Government enterprises, long-term investments, the Generations Fund and deferred expenses related to debts. Short-term investments, which include Treasury bills, notes, deposit certificates, banker’s acceptances, bonds, commercial paper and other similar instruments amounted to, as at March 31, 2007, $6.124 billion compared to $2.927 billion as at March 31, 2006.

(2)

Liabilities are comprised of bank overdraft, accounts payable and accrued expenses, deferred revenue, transfers from the federal government to be repaid, pension plans and other future social benefits, direct debt, debt to finance the health and social services and education networks and debt to finance the work of municipal bodies.

(3)	See “Public Sector Debt - Guaranteed Debt” .

Government Enterprises and Agencies

Government enterprises and agencies can be divided into three categories: enterprises included in the Government’s reporting entity, agencies whose reporting entity is included in the Government’s reporting entity and agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity.

Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Some of them pay dividends to the Government. Société des alcools du Québec and Loto-Québec transfer as dividends all of their net earnings to the Government. In previous years, Hydro-Québec generally paid as dividends approximately 50% of its net income. In the 2008-2009 Budget Speech, the Government changed the dividend payment policy so that henceforth, Hydro-Québec will pay as dividends approximately 75% of its net income calculated in accordance with the provisions of the Hydro-Québec Act.

Agencies whose reporting entity is included in the Government’s reporting entity are budgetary corporations whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These enterprises may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

Agencies that conduct fiduciary transactions play an important economic role in Québec. As an investment manager, Caisse de dépôt et placement du Québec invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

The Government emphasizes the strategic role of its enterprises and agencies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate.

Table 15

Major Enterprises and Agencies

Area of Activity
Enterprises included in the Government’s reporting entity

Hydro-Québec	Energy production and distribution
Immobilière-SHQ	Development and management of public housing
Loto-Québec	Gaming
Société des alcools du Québec (“SAQ”)	Wholesale and retail sale of alcoholic beverages
Société générale de financement du Québec (“SGF”)	Economic development (Industrial sector)
Sociétés Innovatech (Grand Montréal, Québec et Chaudière-Appalaches, Sud du Québec, Régions ressources)	Venture Capital (High technology sector)

Agencies whose reporting entity is included in the Government’s reporting entity
Corporation d’hébergement du Québec (“CHQ”)	Construction, development and management of health care buildings
Financement-Québec	Financing public sector organizations
Investissement Québec	Economic development (SME-high technology and SME-industrial sectors)
Société immobilière du Québec (“SIQ”)	Construction, development and management of public buildings
Société québécoise d’assainissement des eaux (“SQAE”)	Water purification

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity
Caisse de dépôt et placement du Québec (“Caisse”)	Investment management
Commission administrative des régimes de retraite et d’assurances (“CARRA”)	Public sector pension funds management
Régie des rentes du Québec (“RRQ”)	Pension funds management

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the latest fiscal year for which this information is publicly available.

Table 16

Financial Information on Certain Government Enterprises and Agencies Included in the Government’s Reporting Entity(1)

	Share Capital	Loans and Advances (2)	Accumulated Surplus (Deficit)	Total Government Investment (3)	Debt Guaranteed by the Government	Assets	Revenue	Net Income (Loss) (4)

	(dollar amounts in millions)
Enterprises included in the Government’s reporting entity:
Hydro-Québec (12-31-2007)	4,374	-	16,518	20,892	33,403	64,852	12,330	2,907
Immobilière-SHQ (12-31-2007)	14	-	59	73	-	2,030	199	11
Loto-Québec (03-31-2007)	-	-	135	135	-	1,078	3,799	1,468
SAQ (03-25-2007)	30	-	7	37	-	573	2,364	710
SGF (12-31-2007)	2,173	-	(263)	1,910	-	2,441	1,501	57

	$6,591	-	$16,456	$23,047	$33,403	$70,974	$20,193	$5,153

Agencies whose reporting entity is included in the Government’s reporting entity:
Investissement Québec (03-31-2007)	$33	-	476	509	2, 610	4, 511	198	54
SIQ (03-31-2007)	88		92	180	209	1,734	621	4
SQAE (03-31-2007)	-	-	-	-	50	2,633	150	-
Financement-Québec (03-31-2007)(5)	10	1,004	74	1,088	11,056	12,335	9	8
CHQ (03-31-2007)(5)	28		151	179	-	4,533	292	9

	$159	$1,004	$793	$1,956	$13,925	$25,746	$1,270	$75

Total	$6,750	$1,004	$17,249	$25,003	$47,328	$96,720	$21,463	$5,228

(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.
(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises.)
(3)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).
(4)

In the case of agencies whose reporting entity is included in the Government’s reporting entity, Net Income (Loss) figures include, as revenue, financial assistance from the Government for operating purposes.

(5)

The recent accounting reform changed the status of five Government corporations (CHQ, Financement-Québec, Société de développement de la Baie-James, Société des établissements de plein air du Québec et Société de l’assurance automobile du Québec). These corporations are no longer recorded at equity value like Government enterprises, but rather are considered Government organizations and consolidated line-by-line.

Enterprises included in the Government’s reporting entity

Hydro-Québec. Hydro-Québec operates one of the two largest systems in Canada for the generation and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met. The Government received a dividend of $2.095 billion from Hydro-Québec in Fiscal 2007, compared with $2.342 billion in Fiscal 2006.

As of December 31, 2007, Hydro-Québec operates 57 hydroelectric plants with a combined installed capacity of 33,305 MW, 28 thermal plants totaling 1,665 MW, one nuclear plant with a capacity of 675 MW and one wind farm with a capacity of 2 MW. Hydro-Québec also has access to 4,765 MW of the generation of the Churchill Falls (Labrador) Corporation Limited power plant and purchases all the output from seven privately-owned wind farms with a total installed capacity of 420 MW. Moreover, 1,222 MW are available under various agreements with other independent suppliers. Hydro-Québec maintains more than 20,000 miles of transmission lines.

Table 17

Hydro-Québec’s Operations

	Year ended December 31
	2003	2004	2005	2006	2007
	(dollars in millions)
Total electricity sales (terawatthours)	182.9	180.3	184.5	181.8	192.8
Total revenue from electricity sales	$9,923	$10,006	$10,585	$10,551	$11,985
Revenue from electricity sales outside Québec	$1,345	$1,084	$1,464	$1,149	$1,617
Capital investments affecting cash (1)	$2,749	$3,112	$3,384	$3,497	$3,636
Net income	$1,938	$2,435	$2,252	$3,741	$2,907
Interest coverage (2)	1.73	1.79	2.00	2.06	2.13
Capitalization ratio (3)	29.9%	32.7%	34.1%	36.1%	37.5%
Debt guaranteed by Government (at end of period)	$33,298	$31,784	$32,413	$33,798	$33,403
(1)	Including Energy Efficiency Programs.
(2)	Sum of operating income and net investment income divided by gross interest expense.
(3)	Equity divided by the sum of equity, long-term debt, perpetual debt, short-term borrowings, current portion of long-term debt and derivative instrument liabilities, less derivative instrument assets.

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Régie de l’énergie (the “Energy Board”) exclusive authority to determine or modify Hydro-Québec’s rates and conditions under which electricity is transmitted and distributed by Hydro-Québec. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base. The Energy Board consists of seven full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carrier and of distributors. The Energy Board Act was amended in December 2006 to grant the Energy Board new powers regarding energy efficiency programs and actions as well as mandatory reliability standards.

Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; designate a reliability coordinator for Québec and adopt the standards of reliability proposed by the designated reliability coordinator; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and, rule upon complaints from customers concerning rates or service.

Hydro-Québec’s 2006-2010 Strategic Plan (the “Strategic Plan”) sets forth three main priorities: energy efficiency; complementary development of hydroelectric and wind power, the two main renewable energy sources in Québec; and technological innovation. More specifically, Hydro-Québec plans: to promote conservation of energy by investing in energy saving programs; to increase its hydroelectric generating capacity by accelerating project development and by creating a portfolio of projects with a total generating capacity of 4,500 MW; the complementary development of its hydroelectric capacity and of up to 4,000 MW of wind power by 2015; to increase, with technological innovations, the productivity of its generating facilities, reduce losses on its transmission and distribution systems and make buildings more energy-efficient; and the development of innovative energy efficiency technologies.

On December 30, 2003, representatives of the Innus of Takuikan Uashat Mak Mani-Utenam instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs, who claim not to be parties to the 1975 James Bay and Northern Québec Agreement (the “Agreement”), allege that the Agreement and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and awarding damages from Canada, Québec and Hydro-Québec, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). In June 2005, as requested by the parties, the Québec Superior Court suspended the legal action for five years. Negotiations are ongoing between the governments and the Innus.

In November 2006, the Innus of Pessamit re-activated an action that was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec where Hydro-Québec’s Manicouagan-Outardes hydroelectric facilities are located. The Innus intend to seek various orders including an award of damages against Canada, Québec and Hydro-Québec, jointly and severally, in an amount of $11 billion. Québec and Hydro-Québec intend to contest this claim (see “Native Peoples”).

Immobilière-SHQ. The mission of this corporation is to contribute to the development of social housing in Québec. Its stock of property is made available to housing boards or non-profit organizations that also receive financial assistance from the Société d’habitation du Québec for their operation. Immobilière-SHQ is authorized to finance its capital requirements in the capital markets under Government of Canada loan insurance programs. As of December 31, 2007, Immobilière-SHQ had total assets of $2.0 billion, including $389 million in mortgages and $1.6 billion in real estate.

Loto-Québec. Loto-Québec operates and administers lottery systems and gaming facilities, including casinos, a video lottery network and on-line products in the bingo industry. Its lottery products are sold at more than 9, 600 points of sale. Loto-Québec currently operates three Government-owned casinos in Montréal, Charlevoix and Gatineau. Its video lottery network is comprised of video lottery terminals located in approximately 2,905 establishments. Loto-Québec pays all of its net earnings to the Government as dividends after payment of specified-purpose accounts amounting to $77 million for Fiscal 2007. The 2008-2009 Budget anticipates dividends from Loto-Québec of $1,358 million for Fiscal 2008 and $1,295 million for Fiscal 2009 compared with $1,391 million received in Fiscal 2007.

On August 2, 2002, a class action was instituted against Loto-Québec in the Québec Superior Court on behalf of people who, since 1993, claim to have become compulsive players using the video poker terminals operated by Loto-Québec in public locations. This class action alleges that Loto-Québec bears some responsibility for these people becoming compulsive players and seeks damages from Loto-Québec in an amount of approximately $700 million. The trial has been set for September 2008. Loto-Québec intends to contest this class action to the fullest extent.

Société des alcools du Québec (“SAQ”). The SAQ sells alcoholic beverages and pays all of its net earnings to the Government as a dividend. As part of the 2008-2009 Budget, the SAQ is budgeted to pay dividends of $745 million in Fiscal 2008 compared with $710 million in Fiscal 2007. The 2008-2009 Budget also indicates budgeted revenue of $785 million in Fiscal 2009.

Société générale de financement du Québec (“SGF”). SGF is a holding company that has interests in industrial and commercial enterprises. Its mission is to carry out, working with private partners and under normal profitability conditions, projects that will contribute to promote Québec’s overall economic development, improve its productivity and bolster its competitiveness. Its activities mainly concern the industrial sector and the natural resources processing sectors but also cover the agri-food, high-technology and health sectors.

In 2007, the SGF earned net profits of $57 million despite difficult economic conditions affecting many of the companies in its portfolio, especially those in the forestry and petrochemical sectors. The SGF reported a profit for the third year in a row, following four consecutive years of losses.

Société nationale de l’amiante (“SNA”). SNA ceased operations in Fiscal 1993.

In 1982, SNA acquired newly issued capital stock of Mines SNA Inc. (“Mines SNA”) and thereby gained control over Mines SNA, which held a controlling interest in Asbestos Corporation Limited (“ACL”). Minority shareholders of ACL instituted class actions against the Government and SNA, in Québec and Ontario, seeking damages as well as an order to force SNA to make a follow-up offer for the publicly held shares of ACL. In Québec, the class action is now closed following the final decision of the Québec Court of Appeal rejecting the action and the Supreme Court having rejected the request for permission to appeal on July 5, 1990. In Ontario, a case that had not advanced since the class action suit was filed in 1988, was recently reactivated before the Superior Court of Justice. Québec and SNA opposed the application in preliminary arguments and in a decision handed down on October 6, 2006, the Superior Court of Justice dismissed the lawsuit on the grounds of excessive delay and abusive process. The minority shareholders have appealed this ruling.

Claims for a follow-up offer have also been filed with the securities commissions of Québec and Ontario. In Québec, the Autorité des marchés financiers (the “Québec Commission”) rejected the claim on the basis of lack of jurisdiction. In a judgment rendered on April 22, 1999, the Court of Appeal of Québec referred the case to the Québec Commission for investigation and hearings. In a decision rendered on June 13, 2003, the Québec Commission denied the minority shareholders’ claim, concluding that there is no evidence showing that the Government or SNA had failed to respect any provision of the Securities Act of Québec. This decision was appealed by the minority shareholders before the Court of Québec. In its judgment rendered on May 9, 2005 the Court of Québec confirmed the decision of the Québec Commission and rejected the appeal. Since no appeal of the Court of Québec decision has been filed within the prescribed time period, the decision of the Court of Québec is now final.

In July 1994, the Ontario Securities Commission rejected the claim for a follow-up offer in Ontario, finding that the remedies requested by the minority shareholders of ACL under the Ontario Securities Act should be denied. In August 1994, this decision was appealed by the minority shareholders before the Divisional Court of Ontario. On May 2, 1997, the Divisional Court ruled that the Government had three months to buy out minority shareholders in ACL. The Ontario Court of Appeal, on February 18, 1999, and the Supreme Court of Canada, on June 7, 2001, set aside the decision of the Divisional Court and restored the decision of the Ontario Securities Commission.

In September 1992, Mines SNA sold all of its ACL shares, and SNA transferred all of ACL’s debt owed to it, to Société Minière Mazarin (“Mazarin”). In June 1995, the minority shareholders of ACL filed a motion with the Québec Superior Court requesting that the court, as a remedy to the alleged oppression resulting from this sale and transfer to Mazarin, impose an arrangement whereby ACL would purchase all the shares sold by Mines SNA and the debt transferred to Mazarin for the same amount, and under the same payment conditions as agreed to among SNA, Mines SNA and Mazarin. The hearing for the motion has been suspended by the court since February 1996 until final judgment is rendered in the proceedings before both the Québec and the Ontario securities commissions. No date is presently set for the hearing of the motion.

Sociétés Innovatech. There are four Innovatech corporations (Innovatech du Grand Montréal, Innovatech Régions ressources, Innovatech du sud du Québec and Innovatech Québec et Chaudière-Appalaches). They are venture capital corporations that fund technology innovations at the start-up or technical research stage in their respective territories. As at March 31, 2007, the total assets of the four Innovatech corporations amounted to $113 million.

On April 6, 2004, the Government announced that these corporations would be restructured. The Government intended to use the assets of these corporations to attract private capital. To do so, it intended to privatize Innovatech du Grand Montréal and convert the three others into mixed public-private capital corporations.

On March 17, 2005, the Government sold the investment portfolio of Innovatech du Grand Montréal to a subsidiary of Coller Capital, which undertook to honor the corporations’s commitments and invest in local technology companies.

In July 2005, the Government entered into a limited partnership contract with Capital régional et coopératif Desjardins concerning Innovatech Régions ressources. A new limited partnership, Desjardins-Innovatech L.P. (“Desjardins-Innovatech”), was formed. This entity was then 53% held by Capital régional et coopératif Desjardins and 47% by the Government. Desjardins Capital de risque Inc. manages Desjardins-Innovatech. The Government’s share corresponded to the value of the Innovatech Régions ressources’ portfolio that was transferred to Desjardins-Innovatech. The agreement with Capital régional et coopératif Desjardins has led to the injection of $30 million of new capital.

In 2006, the Government and Desjardins agreed to broaden the mission of Desjardins-Innovatech and the main limited partner, Capital régional et coopératif Desjardins, reinvested $20 million. The limited partnership’s share is currently held as follows: 34% for the Government and 66% for Capital régional et coopératif Desjardins.

Concerning the two other corporations (Innovatech Québec et Chaudière-Appalaches and Innovatech du sud du Québec), the Government is still working to convert them into mixed public-private capital corporations.

Agencies whose reporting entity is included in the Government’s reporting entity

Corporation d’hébergement du Québec (“CHQ”). CHQ provides financing for capital investments in the health and social services network. CHQ coordinates and controls the construction projects of the network’s buildings. As of March 31, 2007, CHQ had total assets of $ 4.5 billion, including $1.9 billion in real estate.

Financement-Québec. Financement-Québec, a separate financing authority, was created in 1999 to offer financial services, including loans for educational institutions and health and social services establishments. In addition, municipal and other organizations designated by the Government may also be eligible for such financing. The financing is repaid with subsidies that these organizations receive from the Government.

As of March 31, 2008, preliminary funded debt for borrowings of Financement-Québec on financial markets in its own name, with the guarantee of the Government, amounted to $12,555 million, at nominal value.

Investissement Québec. This Government enterprise participates in the financing of investments in Québec. As of March 31, 2007, outstanding loans and guarantees under Investissement Québec’s various programs totaled $3.0 billion. Investissement Québec has $202 million in budgetary funding available for Fiscal 2008 to stimulate private investment in Québec.

In the 2004-2005 Budget Speech, the Government announced the creation of the Regional Economic Intervention Fund (“FIER”) to support the creation of regional investment funds, in particular by matching funds invested by the private sector. The Government’s initial investment of $210 million was increased on two occasions; it rose to $288 million for Fiscal 2006, and was increased by another $30 million to $318 million for Fiscal 2007. In addition, the 2007-2008 Budget announced the implementation of a “FIER-Premières nations” in which the Government will invest up to $15 million. The Government’s total participation in the “FIER” program will thus amount to $333 million. This fund is managed by Investissement Québec.

Société immobilière du Québec (“SIQ”). SIQ owns and maintains most Government buildings. Subsequent to the severe rainstorms that led to flooding of the Saguenay region in July 1996, a number of legal actions, including class actions, were launched against SIQ and the Government. All such actions were contested and two class actions, one entered on behalf of residents of the Chicoutimi-Jonquière region and the other on behalf of lakeside residents of Lac Kénogami, were settled, reducing the total initial exposure resulting from such claims from $120 million to approximately $70 million. SIQ and the Government intend to fully contest all of these actions. As at December 4, 2002, SIQ transferred all the dams it owned to the Government. The Government will assume all damages and costs that might arise from theses claims. As of March 31, 2007, SIQ had total assets of $1.7 billion.

Société québécoise d’assainissement des eaux (“SQAE”). The SQAE historically provided municipalities with management and financing services for water purification and sewage treatment projects. It also carried out studies on waterworks and sewer systems. The SQAE’s revenues consisted of fees charged in relation to the costs of the projects and studies. The SQAE was authorized to fund only projects over which it exercises control. Today, the SQAE’s activities are focused on managing its debt service and closing, within the allocated budgets, the remaining active projects as part of Québec’s water treatment program. A municipality assumes an average of 14% of the total cost of a project, funded over 20 years, and the Government covers the rest. The SQAE is authorized to fund these capital requirements on municipal water treatment projects representing investments of $3.8 billion. As at March 31, 2007, total commitments relating to the repayment of the principal of the debt amounted to $2.6 billion.

On December 14, 2006, amendments were made to the Act respecting the Société québécoise d’assainissement des eaux to transfer the administration of the SQAE’s affairs to a person designated by the Minister of Municipal Affairs and the Regions.

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity

Caisse de dépôt et placement du Québec (“Caisse”). The Caisse invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2007, the net assets of the Caisse (at market value) totaled $155.4 billion. The main depositors and their respective assets on deposit (at market value) were as follows: CARRA, $54.3 billion; RRQ, $34.8 billion; Retirement Plan Sinking Fund, $32.0 billion; Commission de la construction du Québec, $11.8 billion; Commission de la santé et sécurité du travail, $11.0 billion; and SAAQ, $8.3 billion.

As stated by law, the mission of the Caisse is to receive monies on deposit as provided by law and manage them with a view to achieving optimal return within the framework of depositors’ investment policies while at the same time contributing to Québec’s economic development. The Caisse invests its depositors’ funds in various asset classes, including fixed income, equities, hedge funds, commodity financial instruments, private equity, infrastructures, real estate and real estate debt. The Caisse is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

As of December 31, 2007, the Caisse’s investments were distributed as follows: 36.3% in bonds, 30.1% in equity and convertible securities, 18.8% in deposits and short-term investments and 14.8% in real estate holdings and mortgages. Investments by the Caisse in bonds of the Government of Canada, of the Québec’s public sector, other Canadian provinces, municipalities and other Canadian bodies totaled $49.5 billion (at market value). The Caisse recorded, as at December 31, 2007, a provision of $1.9 billion on its asset backed commercial paper (ABCP) investments, which represents 15% of their book value of $12.6 billion. Of this provision, the Caisse expressed the opinion that $1.4 billion has a high probability of recovery at maturity given the quality of underlying assets, progress on the Canadian market restructuring project and expected return on the eventually restructured products.

The Caisse’s constituting statutes establish the mission and governance rules, particularly the composition and functioning of the board of directors and the criteria for selecting its members. In this regard, at least two-thirds of the members of the board of directors, including the chair, must meet independence requirements.

The Caisse’s constituting statutes provide for the creation of three committees by the board of directors — an audit committee, a governance and ethics committee and a human resources committee —and defines the role of each. It also establishes that the offices of chair of the board and president and chief executive officer are to be two separate functions. It requires that the Caisse adopt an investment policy for each specialized portfolio it holds and provides rules of ethics for the Caisse, its officers and employees, and its wholly-owned subsidiaries.

Commission administrative des régimes de retraite et d’assurances (“CARRA”). CARRA administers RREGOP and RRPE, the Teachers Pension Plan, the Civil Service Superannuation Plan and other public sector retirement plans. As of December 31, 2007, assets in these plans, deposited with the Caisse, are estimated at $54.3 billion (at market value).

Régie des rentes du Québec (“RRQ”). RRQ administers the Régime de rentes du Québec, a universal pension plan (the “Québec Pension Plan”). The cost of the plan, including all administrative costs, is covered by contributions from employers, employees and self-employed individuals. As of December 31, 2007, RRQ entrusted $34.8 billion of funds to the Caisse (at market value). The contribution rate for the Québec Pension Plan was set at 9.9% for 2003 and subsequent years. The contribution rate of the Québec Pension Plan is the same as the one established for the Canada Pension Plan.

Public Sector Debt

Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2007 and March 31, 2008, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $160.3 billion and $163.5 billion, respectively, of which 7.0% and 6.8% was held by the Caisse.

Table 18

Funded Debt of Public Sector (net of sinking fund balances)

	As of March 31
	Unadjusted 2004(1)	Unadjusted 2005(1)	Unadjusted 2006(1)	2007	Preliminary Results 2008
	(dollar amounts in millions) (2)
Government Funded Debt
Borrowings – Government	$72,411	$77,923	$81,995	$107,819	$110,921
Borrowings – to finance Government Enterprises	3,202	3,234	2,646	31	25
Borrowings – to finance Municipal Bodies (3)	2,802	2,799	2,604
Government Guaranteed Debt (4)	40,013	40,600	41,947	32,674	32,409
Municipal Sector Debt	14,317	14,239	15,669	16,409	17,321
Other Institutions	5,136	4,696	4,040	3,362	2,854

Public Sector Funded Debt (5)	$137,881	$143,491	$148,901	$160,295	$163,530

Per capita ($)	$18,396	$19,008	$19,597	$20,951	$21,235
As a percentage of (6)
GDP	55.0%	54.6%	54.6%	56.7%	54.8%
Personal income	66.2%	65.9%	65.9%	68.0%	65.6%
(1)

The figures for Fiscal 2004, 2005 and 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(3)	Following the accounting reform implemented in Fiscal 2007, the Borrowings – to finance Municipal Bodies are reclassified in the Borrowings - Government.
(4)	Represents mainly the debt of Hydro-Québec.
(5)	Includes debt covered by the Government’s commitments (see “Government’s Commitments”).
(6)	Percentages are based upon the prior calendar year’s GDP and Personal income.

Government Debt

Government debt consists of funded and unfunded debt. Unfunded debt includes indebtedness with a maturity of one year or less. As of March 31, 2007, unfunded debt of the Government was $3.1 billion consisting of Treasury Bills for $3.3 billion minus $0.2 billion representing the excess of short-term assets over short-term liabilities. On March 31, 2008, unfunded debt of the Government was estimated, on a preliminary basis, at $6.4 billion consisting of Treasury Bills for $3.3 billion plus $3.1 billion representing the excess of short-term liabilities over short-term assets.

Table 19

Government Funded Debt

	As of March 31
	Unadjusted 2004(1)	Unadjusted 2005(1)	Unadjusted 2006(1)	2007	Preliminary Results 2008	Average Interest Rate 2008	Average Term to Maturity 2008
	(dollar amounts in millions) (2)					(%)	(years)
Borrowings – Government
Payable in Canadian Dollars:
Debentures and Other Loans	$59,309	$65,457	$70,987	$97,753	$98,706	5.2	12.1
Savings Products	3,901	4,290	4,580	4,879	5,290	4.1
Payable in Foreign Currencies:
United States Dollars	4,183	2,696	1,853	1,075	2,083	17.8	13.5
Japanese Yen	4,267	4,470	2,849	2,082	2,341	5.9	7.8
Swiss Francs	4,238	4,492	5,622	3,104	3,518	2.7	6.4
Pounds Sterling	(3)	(3)	(2)	(2)	(2)	-	7.2
Euros	(21)	-	(22)	3,144	3,451	3.8	8.0

Funded Debt	75,874	81,402	85,867	112,035	115,387
Less: Sinking Funds (3)	3,463	3,479	3,872	4,216	4,466

Net Borrowings – Government (4)	$72,411	$77,923	$81,995	$107,819	$110,921	5.3	11.5

Borrowings - to finance Government Enterprises
Payable in Canadian Dollars:
Debentures and Other Loans	3,202	3,234	2,646	31	25	5.6	6.9

Borrowings – to finance Government Enterprises (2)	$3,202	$3,234	$2,646	31	25	5.6	6.9

Borrowings - to finance Municipal Bodies (5)
Payable in Canadian Dollars:
Debentures and Other Loans	2,802	2,799	2,604

Borrowings – to finance Municipal Bodies (2)	$2,802	$2,799	$2,604

(1)

The figures for Fiscal 2004, 2005 and 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.
(3)	Consists of funds withdrawn annually from the Consolidated Revenue Fund. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.
(4)

Subsequent to March 31, 2008, the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $4.3 billion. The Government currently has credit agreements with various banks and financial institutions for a total of US$3.5 billion.

(5)	Following the accounting reform implemented in Fiscal 2007, the Borrowings – to finance Municipal Bodies are reclassified in the Borrowings-Government.

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2008, net of a sinking fund balance of $4,466 million ($4,216 million as of March 31, 2007) valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures.

Table 20

Maturities of Government Funded Debt for Borrowings - Government

Fiscal Year Payable	Canadian Dollars	U.S. Dollars	Japanese Yen	Swiss Francs	Pounds Sterling	Euros	Total 2007-2008	Total 2006-2007
	(dollar amounts in millions) (1)
Year 1	$5,477	-	-	$1	-	-	$5,478	$7,349
Year 2	8,094	(1)	(1)	-	-	-	8,092	7,785
Year 3	5,628	(2)	41	-	-	-	5,667	8,977
Year 4	10,880	250	249	-	(1)	(4)	11,374	6,248
Year 5	3,264	102	103	1,528	-	(5)	4,992	9,008

1 – 5 years	33,343	349	392	1,529	(1)	(9)	35,603	39,367

6 – 10 years	34,084	411	1,726	1,989	-	3,298	41,508	37,199
11 – 15 years	3,978	296	17	-	(1)	162	4,452	4,123
16 – 20 years	6,886	(124)	206	-	-	-	6,968	8,227
21 – 25 years	8,675	252	-	-	-	-	8,927	4,203
26 – 59 years	13,299	164	-	-	-	-	13,463	14,700

	$100,265	$1,348	$2,341	$3,518	$(2)	$3,451	$110,921	$107,819

(1)

Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent at March 31, 2008, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency gains of $1,836 million which will be amortized over the remaining term of this debt.

The information relating to debt retirement set out above includes amounts to be withdrawn annually from the Consolidated Revenue Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues. On March 31, 2007, the amount set aside for sinking fund purposes was $131 million and, at that date, the aggregate value of sinking funds was $4,216 million, of which $2,214 million was invested in debentures issued or guaranteed by the Government. For the year ended March 31, 2008, the amount set aside for sinking fund purposes was $125 million and, at that date, the aggregate value of sinking funds was $4,466 million, of which $2,380 million was invested in debentures issued or guaranteed by the Government.

Table 21

Maturities of Government Funded Debt for Borrowings - to finance Government Enterprises

Fiscal Year Payable	Canadian Dollars	Total 2007-2008	Total 2006-2007
	(dollar amounts in millions) (1)
Year 1	$4	$4	$14
Year 2	3	3	2
Year 3	3	3	2
Year 4	3	3	2
Year 5	4	4	2

1 – 5 years	17	17	22

6 – 10 years	8	8	9
11 – 15 years	-	-	-
16 – 20 years	-	-	-
21 – 25 years	-	-	-
26 – 30 years	-	-	-

	$25	$25	$31

(1)	After taking into account currency swap agreements and foreign exchange forward contracts.

Guaranteed Debt

The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

Table 22

Guaranteed Funded Debt (net of sinking fund balances)

	As of March 31
	Unadjusted 2004(1)	Unadjusted 2005(1)	Unadjusted 2006(1)	2007	Preliminary Results 2008	Average Interest Rate 2008	Average Term to Maturity 2008
	(dollar amounts in millions) (2)					(%)	(years)
Hydro-Québec	$34,348	$33,032	$32,367	$32,674	$32,409	7,2	18,5
Financement-Québec	5,659	7,564	9,579
Commission municipale du Québec	6	4	1	-	-

	$40,013	$40,600	$41,947	$32,674	$32,409

(1)

The figures for Fiscal 2004, 2005 and 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)	Canadian dollar equivalent at dates indicated for loans in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.

As of March 31, 2008, unfunded debt guaranteed by the Government, on a preliminary basis, amounted to $3,748 million, including $3,191 million borrowed from financial institutions under a student loan program and $557 million of short-term debt of Hydro-Québec.

Funded Debt of the Municipal Sector and Other Institutions

The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations, urban communities and transportation commissions), educational institutions (school corporations, universities and colleges), health and social services establishments and other Government enterprises (Government agencies, boards and commissions).

The following table shows information on the funded debt of these institutions, net of debt held or guaranteed by the Government, as of the dates indicated.

Table 23

Funded Debt of the Municipal Sector and Other Institutions

	As of March 31
	Unadjusted 2004(1)	Unadjusted 2005(1)	Unadjusted 2006(1)	2007	Preliminary Results 2008
	(dollar amounts in millions) (2)
Municipal Sector	$14,317	$14,239	$15,669	$16,409	$17,321
Educational Institutions	3,189	2,724	2,300	1,873	1,411
Other Government Enterprises	1,713	1,742	1,571	1,339	1,302
Health and Social Services Establishments	234	230	169	150	141

	$19,453	$18,935	$19,709	$19,771	$20,175

(1)

The figures for Fiscal 2004, 2005 and 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(2)

Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.

The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 95% of the total revenue is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. Approximately one-third of the debt of municipal corporations and urban communities has been incurred for these projects which in several other parts of Canada are financed directly by the private sector. The Ministère des Affaires municipales et des Régions supervises and controls the borrowings of all Québec municipal corporations and urban communities.

In 2005 (the most recent year for which information is available), local sector expenditure including school corporations totaled $21.1 billion, representing 29.1% of consolidated expenditure of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, increased from $1,013.4 million in 2004 to $1,014.8 million in 2005. Net long-term debt of the municipal sector supported by local taxpayers increased from $11.9 billion as of December 31, 2004 to $12.9 billion as of December 31, 2005. This debt, as a percentage of real estate valuation, decreased from 3.3% in 2004 to 3.1% in 2005.

Government’s Commitments

The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions and health and social services establishments as well as by the municipal sector. The amounts for Fiscal 2008 are not yet publicly available.

Table 24

Government’s Commitments (1)

	As of March 31
	Unadjusted 2004(2)	Unadjusted 2005(2)	Unadjusted 2006(2)	2007
	(dollar amounts in millions) (3)
Educational Institutions	$8,086	$8,845	$9,408	$1,934
Health and Social Services Establishments	4,002	4,165	4,411	-
Municipal Sector	2,756	2,786	2,874	2,791
Others Beneficiaries	520	711	872	1,128

	$15,364	$16,507	$17,565	$5 853

(1)

Including commitments to repay loans from borrowings made by the Government on behalf of these entities. The debt covered by these commitments is included in the Funded Debt of Public Sector (see “Funded Debt of Public Sector”).

(2)

The figures for Fiscal 2004, 2005 and 2006 have not been restated in accordance with the accounting reform implemented in Fiscal 2007, which resulted in the consolidation of additional entities into the Government reporting entity (see “Financial Administration”).

(3)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

Where You Can Find More Information

This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2008 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances du Québec, Direction du financement des organismes publics et documentation financière, 12 rue Saint-Louis, Québec, Québec, G1R 5L3, Canada. This document is also available on the Ministère des Finances du Québec Internet web site at http://www.finances.gouv.qc.ca. This web site is an inactive textual reference only and any information available on this web site shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

Forward-Looking Statements

Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Supplementary Information

The following tables indicate present or future characteristics of the funded debt of Borrowings-Government outstanding as of March 31, 2008. Previous characteristics are not indicated.

Table 25

Borrowings-Government outstanding as of March 31, 2008

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

A) Payable in Canadian Dollars

2009-04-01	1988-01-07	04-01 & 10-01	11.00	1,377,800,000	1,393,081,945	CA748148KG74	SFP (1):1989-04-01
2009-06-01	1999-01-15	06-01 & 12-01	5.50	2,498,000,000	2,484,532,140	CA748148QP10
2010-06-28	1989-06-28	06-28 & 12-28	10.00	570,000,000	575,357,030	CA748148KK86	SFP (1):1990-06-28
2010-12-01	2000-08-01	06-01 & 12-01	6.25	2,631,100,000	2,641,531,051	CA748148QU05
2011-03-28	1991-03-28	03-28 & 09-28	10.75	75,000,000	74,873,612	CA748148NR03	SFP (1):1992-03-28
2011-09-02	1986-09-02	03-02 & 09-02	9.50	439,700,000	445,876,784	CA748148KC60	SFP (2):1997-09-02
2012-02-10	1987-02-10	02-10 & 08-10	9.00	179,300,000	180,448,642	CA748148KE27	SFP (1):1988-02-10
2012-06-04	1987-06-04	06-04 & 12-04	10.50	200,000,000	199,409,686	CA748148LQ48
2012-10-01	2002-04-08	04-01 & 10-01	6.00	2,121,500,000	2,139,937,221	CA748148BG75
2012-10-09	1987-10-09	04-09 & 10-09	11.875	100,000,000	99,964,152	CA748148MJ95
2013-10-01	2003-07-21	04-01 & 10-01	5.25	2,152,000,000	2,172,358,372	CA748148RK14
2013-12-01	2003-01-15	06-01 & 12-01	3.30	774,945,211	776,366,229	CA748148RH84	Real Return Bonds. Yields linked to the CPI for Canada.
2014-06-01	1989-06-01	06-01 & 12-01	10.50	125,000,000	124,628,388	CA748148KJ14	SFP (1):1990-06-01
2014-12-01	2004-08-03	06-01 & 12-01	5.50	2,500,000,000	2,572,359,120	CA748148RN52
2015-07-27	1990-07-27	01-27 & 07-27	11.00	50,000,000	49,749,539	CA748148KN26	SFP (1):1991-07-27
2015-12-01	2005-06-03	06-01 & 12-01	5.00	2,500,000,000	2,582,706,140	CA748148RP01
2021-12-01	2001-02-13	06-01 & 12-01	4.50	584,461,511	694,470,577	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada.
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,276,220,896	CA748148NX70	SFP (1):1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	372,884,363	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,394,809,854	CA748148PZ01	SFP (1):1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	895,731,494	923,338,834	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada.
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,671,127,832	CA748148QJ59	SFP (1):1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	781,533,829	1,020,280,233	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada.
2031-12-01	2002-11-13	06-01 & 12-01	3.441	69,325,000	69,324,211	CA748148RF29	Real Return Bonds. Yields linked to the CPI for Canada.
2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,137,711,930	CA748148QT3
2036-12-01	2003-07-28	06-01 & 12-01	5.75	4,082,900,000	4,233,236,979	CA748148RL9

Medium-Term Notes
2008-04-01	1998-02-13	04-01 & 10-01	5.85	50,000,000	50,000,000	CA74814ZBQ50
2008-04-01	1998-02-17	04-01 & 10-01	5.75	85,000,000	85,000,000	CA74814ZBR34
2008-06-06	2003-06-06	06-06 & 09-06 & 12-06 & 03-06	Floating	837,300,000	837,300,000	CA74814ZCV3
2008-12-15	1997-03-10	06-15 & 12-15	6.98	5,000,000	5,000,000	CA74814ZBK80
2009-02-04	2002-02-04	02-04 & 08-04	Floating	110,000,000	110,000,000	XS0142660629	CAD-BA (3 months) + 0.30%
2009-04-01	1995-02-24	04-01 & 10-01	14.00	20,000,000	20,494,433	CA74814ZAM55
2009-04-01	1998-06-12	04-01 & 10-01	5.55	50,000,000	49,961,655	CA74814ZBU62
2009-04-01	1998-06-18	04-01 & 10-01	5.45	65,000,000	64,944,067	CA74814ZBX02
2009-04-01	1998-06-19	04-01 & 10-01	5.55	76,000,000	75,980,397	CA74814ZBW29

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

2009-04-01	2004-10-01	04-01 & 10-01	3.50	668,000	666,046	CA74814ZDB63
2009-08-17	2004-02-17	08-17 & 02-17	3.149	168,190,257	168,190,257	CA74814ZCZ41
2010-06-01	2000-06-01	06-01 & 12-01	6.75	25,000,000	25,022,617	CA74814ZCH4
2010-07-09	2003-07-09	07-09	4.25	500,000,000	499,236,904	XS0171362089
2011-04-01	2003-09-16	04-01 & 10-01	4.80	90,000,000	91,203,388	CA74814ZCY75	Exchangeable option on April 1, 2011 for Note maturing April 1, 2026 (6.40%) subject to prior notice from March 3, 2011 to March 11, 2011.
2011-04-28	2004-04-28	04-28	4.50	200,000,000	199,326,944	XS0190878081
2011-05-16	2006-02-21	05-16 & 08-16 & 11-16 & 02-16	Floating	1,200,000,000	1,200,000,000	CA74814ZDD20
2011-08-06	2004-08-06	08-06 & 11-06 & 02-06 & 05-06	Floating	1,300,000,000	1,300,604,237	CA74814ZDA80	CDOR (3 months) + 0.075%
2013-02-04	2005-02-04	02-04	4.375	400,000,000	398,238,396	XS0211709844
2013-12-10	2006-12-21	03-10 & 06-10 & 09-10 & 12-10	Floating	1,282,000,000	1,282,367,608	CA74814ZDQ33	CAD-BA (3 months) - 0.01%
2014-05-10	2004-05-10	02-10 & 05-10 & 08-10 & 11-10	Floating	250,000,000	250,000,000	XS0192344280	CAD-BA (3 months) + 0.085%
2014-06-03	2004-07-26	06-03	5.125	250,000,000	247,707,234	XS0197261935
2014-06-30	2004-12-06	12-30 & 03-30 & 06-30 & 09-30	Floating	250,000,000	250,000,000	XS0207384487	CAD-BA (3 months) + 0.12%
2014-07-16	1995-09-05	01-16 & 07-16	9.05	10,000,000	9,991,858	CA74814ZAY93
2015-05-18	2005-05-18	05-18	4.65	100,000,000	99,818,180	XS0219854659
2015-06-30	1995-04-03	06-30 & 12-30	9.65	4,664,000	4,687,323	CA74814ZAP86
2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,781,662	CA74814ZAQ69
2016-10-11	2006-10-11	10-11 & 01-11 & 04-11 & 07-11	Floating	200,000,000	200,000,000	XS0270863060	CAD-BA (3 months) + 0.03%
2016-12-01	2006-01-30	06-01 & 12-01	4.50	3,000,000,000	2,960,268,291	CA74814ZDH34
2017-05-14	2006-12-14	02-14 & 05-14 & 08-14 & 11-14	Floating	200,000,000	200,000,000	XS0279291172	CAD-BA (3 months) + 0.07%
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,790,353	CA74814ZAR43
2017-12-01	2007-01-29	06-01 & 12-01	4.50	4,000,000,000	3,917,600,311	CA74814ZDR16
2018-12-01	2008-01-22	06-01 & 12-01	4.50	1,000,000,000	1,007,019,403	CA74814ZDU45
2020-12-01	2004-12-07	06-01 & 12-01	5.00	100,000,000	98,508,694	CA74814ZDC47
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	197,207,693	CA74814ZAX11
2025-06-01	2004-12-08	06-01 & 12-01	5.35	652,000,000	676,954,845	CA74814ZDE03
2026-04-01	2002-06-25	04-01 & 10-01	7.50	165,850,000	165,850,000	CA74814ZDS98
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	106,228,114	CA74814ZBH5	SFP (1): 1997-04-01
2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	111,080,679	CA74814ZCA9
2026-04-01	2003-07-22	04-01 & 10-01	5.50	74,332,000	73,558,682	CA74814ZCX9
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,000,000	CA74814ZCD3
2035-04-01	1995-04-13	04-01 & 10-01	-	100,000,000	13,035,999	CA74814ZAT09	Others (1)
2035-04-01	1995-04-11	04-01 & 10-01	-	150,000,000	16,824,115	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-01-31	04-01	-	150,000,000	43,355,837	CA74814ZAH60	Others (2)
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	296,420,729	CA74814ZBP7
2035-04-01	1999-02-02	-	-	456,000,000	134,243,066	CA74814ZCB72	Zero-coupon Note
2038-12-01	2006-08-29	06-01 & 12-01	5.00	3,500,000,000	3,561,110,947	CA74814ZDK62
2039-10-01	1999-02-05	-	-	525,000,000	132,289,449	CA74814ZCC5
2040-04-01	2000-05-25	-	-	463,000,000	480,624,511	CA74814ZCJ0	Others (8)
2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,360,530	CA74814ZCW1
2051-09-21	2006-11-23	09-21 & 03-21	5.00	420,000,000	452,574,419	CA74814ZDN02
2056-12-01	2006-04-07	06-01 & 12-01	Various	1,500,000,000	1,487,688,389	CA74814ZDJ99
2062-09-21	2006-11-23	09-21 & 03-21	6.70	150,000,000	213,349,678	CA74814ZDP59

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

2065-09-21	2006-09-21	09-21 & 03-21	6.35	915,000,000	1,204,669,693	CA74814ZDM29
2076-12-01	2007-06-29	06-01 & 12-01	Various	500,000,000	489,245,131	CA74814ZDT71	Others (9)

Savings Products
Savings Bonds
2008-2018		06-01	3.25-3.75	365,858,157	365,858,157		Put (2)
Other Savings Products
2008-2018		Various	Various	4,923,969,404	4,923,969,404

Receiver General of Canada
2008-2033	1988-2008	02-01 & 08-01	4.61-11.33	95,747,049	95,747,049		Put (3)

Assumed Debt
2013-2017	1963-1967		5.125/5.75	14,769,233	14,769,233		Payable in semi-annual installments, including principal and interest

Immigrant Investor Program
2008-2013	2003-2008	-	3.47-5.46	3,019,600,000	2,723,415,675

Société immobilière du Québec

2013-03-28	1988-03-28	03-28 & 09-28	10.10	59,427,570	59,427,570
2014-06-16	1989-06-16	06-16 & 12-16	10.50	150,000,000	150,000,000

Société québécoise d’assainissement des eaux

2014-07-31	1989-07-31	01-31 & 07-31	10.20	50,000,000	50,000,000

Other Consolidated Organizations

Various	Various	Various	Various	279,114,712	279,114,712

Financement-Québec

2008-12-01	2001-04-09	06-01 & 12-01	5.75	1,105,500,000	1,107,615,150	317385AE2
2009-12-01	2003-10-21	06-01 & 12-01	4.75	1,500,000,000	1,504,199,800	317385AG72
2010-12-01	2005-09-22	12-01 & 03-01 & 06-01 & 09-01	Floating	400,000,000	400,000,000	31739ZAB19
2011-10-25	2006-02-10	04-25 & 07-25 & 10-25 & 01-25	Floating	400,000,000	400,000,000	31739ZAE57
2011-12-01	2004-06-15	06-01 & 12-01	5.25	1,500,000,000	1,522,695,218	317385AH55
2012-04-25	2006-06-09	07-25 & 10-25 & 01-25 & 04-25	Floating	820,000,000	819,959,050	31739ZAF23
2012-11-01	2004-09-02	11-01	5.00	200,000,000	199,527,887	XS0200124120
2013-09-16	2007-02-16	03-16 & 06-16 & 09-16 & 12-16	Floating	1,556,000,000	1,560,298,690	31739ZAH88
2014-03-01	2006-01-23	03-01 & 09-01	4.25	1,500,000,000	1,489,506,091	31739ZAC91
2014-06-09	2007-02-09	03-09 & 06-09 & 09-09 & 12-09	Floating	200,000,000	200,000,000	XS0286907547

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Canadian Dollars		CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

2014-12-01	2007-12-03	03-01 & 06-01 & 09-01 & 12-01	Floating	600,000,000	600,080,605	31739ZAJ45
2015-03-10	2005-03-10	06-10 & 09-10 & 12-10 & 03-10	Floating	200,000,000	200,000,000	XS0214474636
2015-10-14	2005-10-14	01-14 & 04-14 & 07-14 & 10-14	Floating	200,000,000	200,000,000	XS0232639715
2015-12-01	2000-09-01	06-01 & 12-01	6.25	309,400,000	307,880,371	317385AD4
2034-06-01	2006-07-26	06-01 & 12-01	5.25	349,900,000	370,896,412	31739ZAG06

				82,489,589,303	82,517,929,594

Adjustments relating to swap agreements				21,477,531,600	21,477,531,600

Total-Payable in Canadian Dollars				$103,967,120,903	$103,995,461,194

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units				Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value		Book Value

B) Payable in foreign currency

Payable in United States Dollars

2009-02-15	1999-02-18	02-15 & 08-15	5.75		1,000,000,000		999,736,294	1,027,628,937	US748148QQ90
2009-07-17	2002-07-17	07-17 & 01-17	5.00		750,000,000		749,137,978	770,038,928	US748148BW2
2011-01-22	2001-01-22	01-22 & 07-22	6.125		1,000,000,000		997,573,629	1,025,405,934	US748148QX42
2014-05-05	2004-05-05	05-05 & 11-05	4.875		1,000,000,000		995,337,715	1,023,107,637	US748148RM77
2015-05-26	2005-05-26	05-26 & 11-26	4.60		1,000,000,000		999,374,105	1,027,256,643	US748148RQ8
2016-03-01	2006-03-01	03-01 & 09-01	5.00		1,250,000,000		1,242,673,433	1,277,344,022	US748148RR64
2016-04-01	1986-04-01	04-01	9.00		250,000,000		249,652,849	256,618,163	LU002143534
2016-11-14	2006-11-14	05-14 & 11-14	5.125		1,500,000,000		1,494,788,979	1,536,493,591	US748148RS4
2023-07-15	1993-07-15	01-15 & 07-15	7.50		1,000,000,000		998,393,036	1,026,248,202	US748148PB31	SFP (1):1994-07-15
2024-02-09	1994-02-09	02-09 & 08-09	7.125		1,000,000,000		997,240,088	1,025,063,087	US748148PD96	SFP (1):2004-02-09
2026-12-01	1986-12-01	06-01 & 12-01	8.625		300,000,000		299,430,135	307,784,236	US748148KA05	SFP (2):1987-12-01 then SFP (1):1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50		1,500,000,000		1,495,105,317	1,536,818,755	US748148QR73	Global Issue

Medium-Term Notes
2013-02-07	2003-02-07	02-07 & 08-07	Floating		50,000,000		50,000,000	51,395,000	-	USD-LIBOR-LIBO (6 months) + 0.20%
2016-08-31	2006-08-31	08-31 & last day of February	5.30		100,000,000		99,780,596	102,564,475	CA74814ZDL46
2018-08-07	1998-08-07	02-07 & 08-07	5.88		250,000,000		250,000,000	256,975,000	XS0089070485	Option (1)
2019-06-01	2006-01-30	06-01 & 12-01	4.937		5,000,000		5,000,000	5,139,500	CA74814ZDF77
2020-12-01	2006-01-30	06-01 & 12-01	4.962		5,000,000		5,000,000	5,139,500	CA74814ZDG50
2026-01-30	1996-01-30	01-30 & 07-30	6.35		150,000,000		149,851,610	154,032,470	US74815HBZ47	Put (1): January 30, 2006, 2008, 2011, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14		99,770,000		99,770,000	102,553,583	US74815HCB69	Put (1): 2006-02-27 & 2016-02-27.
2026-03-02	1996-02-29	03-02 & 09-02	7.485		150,000,000		150,000,000	154,185,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365		99,850,000		99,850,000	102,635,815	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	7.035		50,000,000		50,000,000	51,395,000	US74815HCD26	Put (1): 2008-03-10.
2026-04-09	1996-04-09	04-09 & 10-09	7.38		100,000,000		100,000,000	102,790,000	US74815HCE09
2026-04-15	1996-04-11	04-15 & 10-15	6.86		50,000,000		50,000,000	51,395,000	US74815HCG56	Put (1): 2006-04-17, 2016-04-15 & 2021-04-15. If first Put not exercised, Coupon: 7.50%.
2026-04-15	1996-04-11	04-15 & 10-15	6.89		50,000,000		50,000,000	51,395,000	US74815HCF73	Put (1): 2006-04-17. If not exercised, Coupon: 7.50%.
2026-07-22	1996-07-22	01-22 & 07-22	7.295		99,975,000		99,975,000	102,764,303	US74815HCJ95	Put (4): 2006-07-22
2035-11-17	2005-11-17	05-07 & 11-17	5.40		75,000,000		74,785,595	76,872,114	US74815HCP5
2036-07-22	1996-07-22	01-22 & 07-22	7.22		160,000,000		160,000,000	164,464,000	US74815HCH30	Put (1): 2006-07-22 & 2016-07-22. If first Put not exercised, Coupon: 7.97%.

					13,044,470,000		13,012,456,361	13,375,503,894

Financement-Québec
2012-10-25	2002-10-25	04-25 & 10-25	5.00		500,000,000		498,245,563	782,000,000	US317385AF97

Adjustments relating to swap agreements					(11,487,255,164)		(11,484,249,943)	(12,074,513,902

					-		-	-
Total-Payable in United States Dollars				U.S.$	2,057,214,836	U.S.$	2,026,451,981	2,082,989,992

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

Payable in Japanese Yen

2009-09-29	1997-07-29	03-29 & 09-29	3.00	100,000,000,000	99,963,101,175	1,028,620,312	-
2013-05-09	2001-05-09	05-09 & 11-09	1.60	50,000,000,000	49,816,252,359	512,609,237	XS0129013305
2017-02-15	2007-02-15	02-15 & 08-15	1.92	5,000,000,000	5,000,000,000	51,450,000

Medium Term Notes
2009-07-28	1994-07-28	07-28	5.00	3,000,000,000	2,997,308,734	30,842,307	XS0052005807
2009-11-01	1994-11-01	11-01	4.91	3,000,000,000	2,987,393,501	30,740,279	XS0053818869
2010-07-27	1995-07-27	07-27	3.60	2,000,000,000	2,000,000,000	20,580,000	XS0058830240	From 2000-07-27: 4.50% and interest payable in DM (¥61.31 per DM)
2011-02-15	1996-02-15	02-15	3.95	1,000,000,000	999,491,675	10,284,769	XS0063445000
2011-02-28	1996-02-28	02-28	4.00	1,000,000,000	999,094,258	10,280,680	XS0064288662
2011-06-06	1996-06-06	06-06 & 12-06	4.06	5,000,000,000	5,000,000,000	51,450,000	XS0066914044
2011-06-20	1996-06-20	06-20	4.00	2,000,000,000	1,997,737,734	20,556,721	XS0067164235
2011-09-26	1996-09-26	03-26 & at Maturity	3.875	10,000,000,000	10,000,000,000	102,900,000	XS0069518131
2011-09-26	1996-09-26	03-26 & at Maturity	3.85	10,000,000,000	10,000,000,000	102,900,000	XS0069585163
2011-09-26	1996-09-26	03-26 & 09-26	Floating	500,000,000	500,000,000	5,145,000	XS0069576253	Others (3)
2011-10-17	1996-10-17	10-17	3.67	500,000,000	499,876,370	5,143,728	XS0070388524
2011-10-21	1996-10-21	10-21	3.66	1,000,000,000	999,379,692	10,283,617	XS0070488662
2011-10-24	1996-10-24	10-24	3.645	2,000,000,000	1,996,952,324	20,548,639	XS0070488407
2011-10-24	1996-10-24	10-24	3.70	500,000,000	499,751,373	5,142,442	XS0070579890
2011-10-28	1996-10-28	03-25 & at Maturity	5.00	10,000,000,000	9,976,076,274	102,653,825	XS0070404073	Interest payable in $A ($A5,618,000 per year and $A3,323,983 at Maturity)
2011-10-28	1996-10-28	10-28	3.65	5,000,000,000	4,990,004,334	51,347,145	XS0070690143
2011-12-19	1996-12-19	12-19	3.31	7,700,000,000	7,688,032,436	79,109,854	XS0071934839
2012-03-20	1997-02-20	03-20	3.44	30,000,000,000	30,000,000,000	308,700,000	XS0073282906
2012-09-25	1997-09-25	03-25 & at Maturity	3.00	11,000,000,000	10,998,300,227	113,172,509	XS0080441396
2012-09-29	1997-09-29	03-29 & at Maturity	3.00	10,000,000,000	10,000,000,000	102,900,000	XS0082098143
2014-07-07	1994-07-07	01-07 & 07-07	5.50	30,000,000,000	29,990,300,723	308,600,195	XS0051759412
2015-02-02	1995-02-02	02-02	5.60	6,000,000,000	6,000,000,000	61,740,000	XS0055430374
2016-02-15	1996-02-15	02-15	4.23	1,000,000,000	998,489,621	10,274,458	XS0063440035
2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	82,320,000	XS0067851310
2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,031,381,203	51,772,913	XS0067208974
2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	51,450,000	XS0069585320
2016-10-24	1996-10-24	10-24	4.00	500,000,000	498,907,462	5,133,758	XS0070580047
2016-10-28	1996-10-28	03-22 & at Maturity	4.00	5,000,000,000	4,990,375,199	51,350,961	XS0070775647
2016-11-07	1996-11-07	05-07 & 11-05	3.95	9,600,000,000	9,590,739,755	98,688,712	XS0070684252
2016-11-14	1996-11-14	11-14	3.80	20,000,000,000	19,862,400,776	204,384,104	XS0070920243
2016-11-21	1996-11-21	11-21	4.00	1,000,000,000	1,000,000,000	10,290,000	XS0071482599
2016-11-29	1996-11-29	11-29	3.75	1,000,000,000	1,000,000,000	10,290,000	XS0071205248
2016-12-16	1996-11-22	12-16	3.96	1,000,000,000	1,000,000,000	10,290,000	XS0071476864
2016-12-19	1996-12-19	12-19	4.90	2,000,000,000	2,000,000,000	20,580,000	XS0071771512	Interest payable in $A ($A1,072,210 per year)
2016-12-19	1996-12-18	12-19	3.82	5,000,000,000	5,000,000,000	51,450,000	XS0071823925

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units				Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value		Book Value
2016-12-19	1996-12-18	12-19	3.76		3,000,000,000		3,000,000,000	30,870,000	XS0071934755
2016-12-19	1996-12-19	12-19	3.80		5,000,000,000		5,000,000,000	51,450,000	XS0072031106
2016-12-19	1996-12-24	12-19	3.80		5,000,000,000		4,993,553,335	51,383,664	XS0072105157
2017-01-09	1997-01-09	01-09	4.70		3,000,000,000		2,996,049,181	30,829,346	XS0072223604	Interest payable in U.S.$ (U.S.$1,252,218 per year)
2017-01-23	1997-01-23	01-23	3.71		5,000,000,000		4,945,822,462	50,892,513	XS0073055328
2017-02-28	1997-02-28	02-28	3.74		4,000,000,000		4,000,000,000	41,160,000	XS0074014779
2017-07-24	1997-07-24	07-24	3.50		5,000,000,000		4,983,211,927	51,277,251	XS0078225884
2017-07-28	1997-07-28	07-28	3.50		3,000,000,000		2,993,452,111	30,802,622	XS0078671236
2017-07-30	1997-07-30	07-30	3.45		1,000,000,000		994,435,220	10,232,738	XS0078670857
2017-08-11	1997-07-24	02-11 & 08-11	3.526		1,300,000,000		1,300,000,000	13,377,000	XS0078704003
2017-10-25	1996-10-25	04-25 & 10-25	4.02		6,000,000,000		6,000,000,000	61,740,000	XS0070689996
2017-10-30	1996-10-30	04-30 & 10-30	3.97		1,700,000,000		1,697,631,652	17,468,630	US74815HCK68
2017-10-31	1997-10-30	10-31	3.01		5,000,000,000		5,000,000,000	51,450,000	XS0081272048
2018-10-30	1996-10-30	04-30 & 10-30	3.97		1,700,000,000		1,697,507,467	17,467,352	US74815HCL42
2023-12-13	1993-12-13	06-13 & 12-13	5.00		20,000,000,000		20,000,000,000	205,800,000	XS0047845960	Call (1): 2008-12-13

					440,000,000,000		439,473,010,560	4,522,177,283

Adjustments relating to swap agreements					(212,000,000,000)		(212,000,000,000)	(2,181,480,002)

Total-Payable in Japanese Yen					¥228,000,000,000		¥227,473,010,560	2,340,697,281

Payable in Swiss Francs

2008-09-17	1998-03-17	09-17	3.50		500,000,000		500,881,013	518,903,037	CH0008535814
Medium Term Notes
2015-10-05	2005-10-05	10-05	2.25		500,000,000		499,281,560	517,246,035	CH0022651902
2017-06-21	2006-12-21	06-21	2.625		500,000,000		495,178,988	512,995,850	CH0027984514

					1,500,000,000		1,495,341,561	1,549,144,922

Adjustments relating to swap agreements					1,900,212,500		1,900,212,500	1,968,583,379

Total-Payable in Swiss Francs				SF	3,400,212,500	SF	3,395,554,061	3,517,728,301

Payable in Australian Dollars

Medium-Term Notes
2009-02-18	2004-02-18	02-18 & 08-18	6.00		200,000,000		200,000,000	187,715,098	AU0000QBCHD0
2015-07-15	2005-07-15	01-15 & 07-15	5.75		450,000,000		447,279,511	419,805,586	AU0000QBCHE8

					650,000,000		647,279,511	607,520,684

Adjustments relating to swap agreements					(650,000,000)		(647,172,416)	(607,420,168)

Total-Payable in Australian Dollars				$A	-	$A	107,095	100,516

Maturity Date	Issue Date (1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units				Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value		Book Value

Payable in Pounds Sterling

2011-11-04	1996-11-04	11-04	8.625		150,000,000		149,488,481	305,059,628	XS0070614473
2020-03-15	1984-02-15	03-15 & 09-15	12.25		50,000,000		49,632,904	101,285,365	-

					200,000,000		199,121,385	406,344,993

Adjustments relating to swap agreements					(200,000,000)		(200,000,000)	(408,137,974)

Total-Payable in Pounds Sterling					£-		£(878,615)	(1,792,981)

Payable in Mexican Pesos

Medium-Term Notes
2016-01-19	2006-01-31	Payable every 182 days after August 1st, 2006	8.27		1,500,000,000		1,500,000,000	145,088,085	XS0242849486

					1,500,000,000		1,500,000,000	145,088,085

Adjustments relating to swap agreements					(1,500,000,000)		(1,500,000,000)	(145,088,085)

Total-Payable in Mexican Pesos				MXN	-	MXN	-	-

Payable in New Zealand Dollars

2015-11-09	2005-11-09	05-09 & 11-09	6.75		300,000,000		299,018,220	241,554,875	C4108FAC0

					300,000,000		299,018,220	241,554,875

Adjustments relating to swap agreements					(300,000,000)		(298,972,767)	(241,518,157)

Total-Payable in New Zealand Dollars				NZ$	-	NZ$	45,453	36,718

Payable in Hong Kong Dollars

2012-02-02	2007-02-02	02-02 & 05-02 & 08-02 & 11-02	4.30		750,000,000		750,000,000	99,063,863	XS0285533070

					750,000,000		750,000,000	99,063,863

Adjustments relating to swap agreements					(750,000,000)		(750,000,000)	(99,063,863)

Total-Payable in Hong Kong Dollars				HK$	-	HK$	-	-

Maturity Date	Issue Date(1)	Interest Payment Date(s)	Coupon (%)	Foreign Currency Units		Equivalent in Canadian Dollars	CUSIP Number or ISIN Code	References
				Nominal Value	Book Value

Payable in Euro

2009-01-04	1998-08-18	01-04	5.125	639,114,852	638,937,900	1,037,884,572	DE0002493202	Others (6)
2011-06-21	2001-06-21	06-21	5.625	1,500,000,000	1,497,289,949	2,432,183,374	XS0131273012
2013-02-27	2003-02-27	02-27	4.25	1,000,000,000	996,666,451	1,618,975,386	XS0163254062

Medium-Term Notes
2008-11-20	1998-11-20	05-20 & 11-20	Floating	25,564,594	25,562,963	41,524,230	-	Others (4)
2010-02-05	1998-02-05	02-05	5.50	304,898,000	305,163,932	495,705,352	XS0083986660	Others (7)
2015-02-10	2005-02-10	02-10	3.625	1,500,000,000	1,492,621,973	2,424,600,759	XS0212274046
2016-06-20	2005-10-20	06-20	3.375	1,500,000,000	1,487,756,876	2,416,697,942	XS0233031326
2017-01-22	1996-11-29	01-22	7.08	51,129,188	50,916,911	82,708,940	XS0071659949
2018-04-03	2006-04-03	04-03	4.22	100,000,000	100,000,000	162,439,037	XS0248732264
2019-01-11	1999-01-11	01-11	4/5/6/7.10	22,000,000	21,940,648	35,640,177	XS0092871242	Others (5)

				6,642,706,634	6,616,857,602	10,748,359,769

Financement-Québec
2008-12-03	2001-12-03	03-03 & 06-03 & 09-03 & 12-03	Floating	650,000,000	649,860,388	932,200,250	XS0139268758

Adjustments relating to swap agreements				(5,142,706,634)	(5,142,567,022)	(8,230,109,641)

Total-Payable in Euro				€2,150,000,000	€2,124,150,968	3,450,450,378

Total-Payable in foreign currencies						11,390,210,205

Total - Funded Debt of Borrowings-Government						$115,385,671,401

(1)	If more than one issue date, the date of the first issue is indicated.

In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

References

Sinking Fund Provisions (“SFP”):

(1)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least XX% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)

As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least XX% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

Callable (“Call”):

(1)	Redeemable prior to maturity at the option of Québec in whole only, from the date indicated and annually thereafter at various decreasing price of the nominal amount.

Puttable (“Put”):

(1)	Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.
(2)	Payable at par at the option of the holder at any time prior to maturity.
(3)	Held and callable in whole or in part, at par at the option of the Minister of Finance of Canada on six months notice subject to the requirements of the Canada Pension Plan.
(4)	Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Option

(1)	The Holder may exercise its option on August 2, 2008 to postpone the Maturity Date to August 7, 2018 and to increase the Coupon to 6.54% from 2008-08-07.

Others

(1)	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004-10-01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).
(2)

$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026-04-01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(3)	The Coupon is determined as follows: [(12.70% divided by 87.50) X JPY/$A rate of exchange five Business Days {London, Sydney and Tokyo} before each Interest Payment Date] – 6.20%. Minimum Rate: 0.00%.
(4)	Bank loan redenominated (simple redenomination) as of January 1, 1999 on the basis of 1 DM = 1.95583 Euro.
(5)	The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.
(6)	Notes redenominated (simple redenomination) as of January 4, 2000 on the basis of 1 DM = 1.95583 Euro.
(7)	Euro-MTN redenominated (simple redenomination) as of February 5, 2000 on the basis of 1 FF = 6.55957 Euro.
(8)	Interest of 80% payable half-yearly from April 1, 2030 to maturity date.
(9)	Interest of 8% payable first day of June and December from December1, 2007 to December 1, 2017 and from June 1, 2039 and December 1, 2076.